Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

INTERNATIONAL BUSINESS MACHINES CORPORATION

DATONG ACQUISITION CORP.

and

MERGE HEALTHCARE INCORPORATED

Dated as of August 6, 2015

TABLE OF CONTENTS

		Page
	ARTICLE I

	The Merger

SECTION 1.01.	The Merger	2
SECTION 1.02.	Closing	2
SECTION 1.03.	Effective Time of the Merger	2
SECTION 1.04.	Effects of the Merger	2
SECTION 1.05.	Certificate of Incorporation and Bylaws	2
SECTION 1.06.	Directors	3
SECTION 1.07.	Officers	3

	ARTICLE II

	Conversion of Securities

SECTION 2.01.	Conversion of Capital Stock	3
SECTION 2.02.	Appraisal Rights	4
SECTION 2.03.	Restricted Shares	4
SECTION 2.04.	Exchange of Certificates	4

	ARTICLE III

	Representations and Warranties

SECTION 3.01.	Representations and Warranties of the Company	6
SECTION 3.02.	Representations and Warranties of Parent and Sub	49

	ARTICLE IV

	Covenants Relating to Conduct of Business

SECTION 4.01.	Conduct of Business	51
SECTION 4.02.	No Solicitation	58
SECTION 4.03.	Conduct by Parent	61

i

GLOSSARY

Term	Section
1998 Plan	3.01(c)(i)
2005 Plan	3.01(c)(i)
2015 Plan	3.01(c)(i)
409A Authorities	3.01(m)(xi)
Acquisition Agreement	4.02(b)
Adverse Recommendation Change	4.02(b)
Adverse Recommendation Change Notice	4.02(b)
affiliate	8.03(a)
Affordable Care Act	3.01(j)(xii)
Agreement	Preamble
Appraisal Shares	2.02
Assumed Shares	5.04(a)(v)
Bankruptcy and Equity Exception	3.01(d)
Baseline Financials	3.01(e)(i)
Benefit Agreements	3.01(g)(i)
Benefit Plans	3.01(k)(i)
Business Associate Agreements	3.01(j)(iii)
business day	8.03(b)
Cash-Out Restricted Share	5.04(a)(vii)
Cash-Out Stock Option	5.04(a)(vii)
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	2.04(f)
Commonly Controlled Entity	3.01(k)(i)
Common Stock Merger Consideration	2.01(c)
Company	Preamble
Company Affiliated Group	3.01(n)(xx)
Company Additional Agreements	3.01(i)(iv)
Company Bylaws	3.01(a)
Company Capital Stock	2.01
Company Certificate	3.01(a)
Company Common Stock	2.01
Company Letter	3.01
Company Non Voting Preferred Stock	3.01(c)(i)
Company Personnel	3.01(g)(i)
Company Preferred Stock	2.01
Company Preferred Stock Certificate of Designation	3.01(c)(i)
Company Stock Plans	3.01(c)(i)
Confidentiality Agreement	4.02(a)
Contaminants	3.01(p)(ii)(P)
Contract	3.01(d)
Contract Disputes Act	3.01(v)(ii)

Contractors	3.01(j)(ii)
Credit Agreement	6.02(f)
De-Identified Data	3.01(j)(iv)
Demised Premises	3.01(o)(vi)
Derivative Work	3.01(p)(iii)
DGCL	1.01
Effective Time	1.03
Environmental Claims	3.01(l)
Environmental Law	3.01(l)
Environmental Permits	3.01(1)(ii)(A)
Equity Equivalents	3.01(c)(iii)
ERISA	3.01(m)(i)
ESPP	3.01(c)(i)
Exchange Act	3.01(d)
Exchange Ratio	5.04(a)(vii)
FCC	5.02(b)
FCC Licenses	5.02(b)
FCPA	3.01(u)(vi)
FDA	3.01(j)(xii)
FDCA	3.01(j)(xii)
Filed SEC Document	3.01(e)(i)
Firmware	3.01(p)(iv)
GAAP	3.01(e)(i)
Government Contract	3.01(v)(i)
Governmental Entity	3.01(d)
Grant Date	3.01(c)(iii)
Hazardous Materials	3.01(l)
Health Care Laws	3.01(j)(ii)
Health Care Laws Policies and Procedures	3.01(j)(ii)
HIPAA	3.01(j)(xii)
HIPAA Policies and Procedures	3.01(j)(iii)
HSR Act	3.01(d)
Investor Rights Agreement	3.01(c)(iii)
indebtedness	3.01(c)(iv)
Intellectual Property	3.01(p)(iv)
Intervening Event	4.02(b)
Inventory	3.01(r)
IRS	3.01(m)(ii)
Judgment	3.01(d)
knowledge	8.03(c)
Lapse Date	5.04(a)(vii)
Law	3.01(d)
Leased Real Property	3.01(o)(iii)
Legal Restraints	6.01(c)
Liens	3.01(b)
Major Customer	3.01(i)(i)(U)

Major Customer Contract	3.01(i)(i)(U)
Major Supplier	3.01(i)(i)(V)
Major Supplier Contract	3.01(i)(i)(V)
Material Adverse Effect	8.03(d)
Material Contract	3.01(i)(i)
Medical Device	3.01(j)(vi)
Merger	Recitals
Merger Consideration	2.01(c)
Merrick Amendment	3.01(i)(iii)
Merrick Original Consulting Agreement	3.01(i)(iii)
Merrick Updated Consulting Agreement	3.01(i)(iii)
Non-Affiliate Plan Fiduciary	3.01(m)(ix)
Nonqualified Deferred Compensation Plan	3.01(m)(xi)
Offer Letters	Recitals
Parent	Preamble
Parent Common Stock	5.04(a)(ii)
Paying Agent	2.04(a)
PCI Data Security Standards	3.01(j)(v)
Pension Plan	3.01(m)(i)
Permits	3.01(j)(i)
Permitted Liens	3.01(i)(i)(E)
Personal Information	3.01(j)(iii)
person	8.03(e)
Post-Signing Returns	4.01(b)
Preferred Stock Merger Consideration	2.01(c)
Privacy Laws	3.01(j)(iii)
Privacy Laws Policies and Procedures	3.01(j)(iii)
Proxy Statement	3.01(d)
Receivables	3.01(s)
Release	3.01(l)
Restricted Share Applicable Amount	5.04(a)(vii)
Restricted Share Holder	5.04(a)(vii)
Restricted Shares	3.01(c)(i)
Restricted Share Agreements	3.01(c)(v)
Residual Shares	5.04(a)(v)
Rollover Stock Option	5.04(a)(vii)
SEC	3.01(d)
SEC Documents	3.01(e)(i)
Section 262	2.02
Securities Act	3.01(e)(i)
Social Security Act	3.01(j)(xii)
Software	3.01(p)(iv)
SOX	3.01(e)(ii)
Specified Contracts	3.01(i)(i)
Stock Option Agreements	3.01(c)(v)
Stock Options	3.01(c)(i)

v

Stockholders Agreements	Recitals
Stockholder Approval	3.01(x)
Stockholders Meeting	5.01(c)
Sub	Preamble
Subsidiary	8.03(f)
Superior Proposal	4.02(a)
Surviving Corporation	1.01
Takeover Proposal	4.02(a)
tax actions	4.01(b)
tax return	3.01(n)(xx)
taxes	3.01(n)(xx)
taxing authority	3.01(n)(xx)
Termination Date	7.01(b)(i)
Termination Fee	5.06(b)
Third Party Software	3.01(p)(iv)
UK Bribery Act	3.01(u)(vi)
User Data	3.01(j)(xii)
Welfare Plan	3.01(m)(iv)

AGREEMENT AND PLAN OF MERGER dated as of August 6, 2015 (this “Agreement”), by and among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“Parent”), DATONG ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and MERGE HEALTHCARE INCORPORATED, a Delaware corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company and Sub deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved this Agreement,  declared its advisability and recommended that this Agreement be adopted by the stockholders of the Company or Sub, as the case may be;

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Sub to enter into this Agreement, certain stockholders of the Company are entering into stockholders agreements with Parent (the “Stockholders Agreements”), pursuant to which such stockholders shall agree, among other things, to take certain actions in furtherance of the Merger;

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, (a) certain individuals associated with the Company are entering into agreements with Parent pursuant to which such individuals shall agree, among other things, to certain non-competition, non-solicitation and no hire restrictions, and (b) certain stockholders of the Company are entering into agreements with Parent pursuant to which such stockholders shall agree, among other things, to certain non-interference, non-solicitation and no hire restrictions; and

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, certain employees of the Company have executed offer letters (the “Offer Letters”) regarding the employment of such employees following the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02.  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the fifth business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by law) waived on such fifth business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.  Effective Time of the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall properly file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL.  The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04.  Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05.  Certificate of Incorporation and Bylaws.  a)The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended by virtue of the Merger at the Effective Time to read in the form of Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)  The bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07.  Officers.  The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities

SECTION 2.01.  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) or the holders of any shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”; the Company Common Stock and the Company Preferred Stock are collectively referred to in this Agreement as the “Company Capital Stock”), or the holder of any shares of capital stock of Sub:

(a)  Capital Stock of Sub.  Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)  Cancelation of Treasury Stock and Parent-Owned Stock.  All shares of Company Capital Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Each share of Company Capital Stock held by a Subsidiary of the Company, if any, shall be converted into a number of shares of common stock of the Surviving Corporation such that each Subsidiary of the Company owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary of the Company owned in the Company immediately prior to the Effective Time.

(c)  Conversion of Company Capital Stock.  Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.01(b), (ii) except as provided in Section 2.02, the Appraisal Shares and (iii) except as provided in Section 2.03, the Restricted Shares that are not Cash-Out Restricted Shares) shall be converted into (x) with respect to each share of the Company Common Stock, the right to receive $7.13 in cash, without interest (the “Common Stock Merger Consideration”) and (y) with respect to each share of the Company Preferred Stock, the right to receive $1,500 in cash, without interest (the “Preferred Stock Merger Consideration”; and together with the Common Stock Merger Consideration, as applicable, the “Merger Consideration”).  At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration in accordance with the terms of this Agreement.  The right of any holder of any share of Company Capital Stock to receive the applicable Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law, such withholding to be pursuant to the terms of Section 2.04(f) and any applicable tax Law.

SECTION 2.02.  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the applicable Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262.  At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the applicable Merger Consideration as provided in Section 2.01(c).  The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Capital Stock, withdrawals of any such demands and any other related instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

SECTION 2.03.  Restricted Shares.  Notwithstanding anything in this Agreement to the contrary, at the Effective Time, each Restricted Share outstanding immediately prior to the Effective Time (other than any Cash-Out Restricted Share) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and cease to exist, and the Restricted Share Holder thereof shall be entitled to receive no consideration in respect of such Restricted Shares, except as provided in Section 5.04(a)(iii).

SECTION 2.04.  Exchange of Certificates.  (a) Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the applicable Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, from time to time after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the applicable Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that all such funds shall be invested as directed by Parent and that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

(b)  Exchange Procedure.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall include an accompanying substitute IRS Form W‑9 or the applicable IRS Form W‑8, shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify and which shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.  Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, without interest, equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Capital Stock that is not registered in the stock transfer books of the Company, payment of the applicable Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)  No Further Ownership Rights in Company Capital Stock.  All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Certificate.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time.  If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d)  No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration that would otherwise have been payable in respect of any Certificate which is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.  If any Certificates shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any Merger Consideration payable in accordance with this Article II in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e)  Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall pay the applicable Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f)  Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from any amount otherwise payable to any person pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(g)  Termination of Fund.  At any time following the six-month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent pursuant to Section 2.04(a) and that have not been disbursed to holders of Certificates, and thereafter, subject to time limitations in Section 2.04(d), such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

ARTICLE III

Representations and Warranties

SECTION 3.01.  Representations and Warranties of the Company.  Except as set forth in the letter (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided, that disclosure contained in any section of the Company Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Section of this Agreement) delivered by the Company to Parent at least one day prior to the date of this Agreement (the “Company Letter”), the Company represents and warrants to Parent and Sub as follows:

(a)  Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company, partnership or other organizational power and authority to carry on its business as currently conducted by the Company and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except, in the case of clause (i) above, with respect to the Company), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.  The Company has made available to Parent complete and correct copies of the certificate of incorporation of the Company, including any related certificate of designation, each as amended to the date of this Agreement (the “Company Certificate”), and the bylaws of the Company, as amended to the date of this Agreement (the “Company Bylaws”), and the certificate of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement.  The Company has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2012 (other than portions of any minutes (or drafts thereof) related to the transactions contemplated by this Agreement or any Takeover Proposal).  The Company has made available to Parent complete and correct copies of all resolutions of the Board of Directors of the Company, and each committee thereof, in respect of this Agreement and the transactions contemplated hereby.

(b)  Subsidiaries.  Section 3.01(b) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of each Subsidiary of the Company, its place and form of organization, and its address.  All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, claims, liens, charges, options, security interests or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

(c)  Capital Structure.  (i)The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 1,050,000 shares of Preferred Stock, par value $0.01 per share, of the Company, of which (x)  50,000 shares have been designated Series A Non Voting Preferred Stock (“Company Non Voting Preferred Stock”) and (y) 50,000 shares have been designated Company Preferred Stock.  At the close of business on July 31, 2015, (1) 98,901,314 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, 1,734,358 of which (I) were subject to vesting or transfer restrictions in favor of the Company and/or subject to forfeiture back to the Company or repurchase by the Company and (II) were granted pursuant to the 2015 Equity Incentive Plan (the “2015 Plan”) or the 2005 Equity Incentive Plan (the “2005 Plan”) or otherwise (such shares, the “Restricted Shares”), (2) 0 shares of Company Common Stock were held by the Company as treasury shares, (3) 50,000 shares of Company Preferred Stock were outstanding, with a Liquidation Value equal to $1,000 per share, a Conversion Price equal to $4.14 per share and Series A Unpaid Dividends applicable to each share equal to $7.2192 (in each case, as such terms are defined in the certificate of designation with respect to the Company Preferred Stock attached to the Company Certificate (the “Company Preferred Stock Certificate of Designation”) and which were convertible into 12,164,483 shares of Company Common Stock and (4) 11,655,557 shares of Company Common Stock were reserved and available for issuance in the aggregate pursuant to the 2015 Plan, the 2005 Plan, the 1998 Stock Option Plan for Directors (the “1998 Plan”) and the 2000 Employee Stock Purchase Plan (the “ESPP”, and together with the 2015 Plan, the 2005 Plan and the 1998 Plan, the “Company Stock Plans”), of which (A) 6,272,868 shares of Company Common Stock were subject to outstanding options (other than rights under the ESPP) to acquire shares of Company Common Stock from the Company (such options whether granted pursuant to the Company Stock Plans or otherwise, the “Stock Options”), (B) [RESERVED] and (C) 464,125 shares of Company Common Stock were reserved and available for issuance pursuant to the ESPP.   The Merger will constitute a Change of Control (as such term is defined in the Company Preferred Stock Certificate of Designation) and therefore the consideration payable in respect of the Company Preferred Stock (other than shares of Company Preferred Stock converted into Company Common Stock prior to the Closing) pursuant to the Merger is equal to the Change of Control Payment (as such term is defined in the Company Preferred Stock Certificate of Designation) of $1,500 per share as specified in Section 5(b)(1) of the Company Preferred Stock Certificate of Designation. As of the date of this Agreement, other than the Restricted Shares, none of the issued and outstanding Company Common Stock is subject to vesting or forfeiture conditions or a right of repurchase by the Company.  All outstanding Stock Options and Restricted Shares have been granted under the Company Stock Plans.  Other than the Company Stock Plans, there is no plan, Contract or arrangement providing for the grant of Stock Options or Restricted Shares.  No shares of Company Non Voting Preferred Stock or any other preferred stock (other than the Company Preferred Stock) are issued or outstanding.  No shares of Company Capital Stock are owned by any Subsidiary of the Company.  Section 3.01(c)(i) of the Company Letter sets forth (a) a complete and correct list, as of the close of business on July 31, 2015, of all outstanding Stock Options, the number of shares of Company Common Stock subject to each such Stock Option, the grant date, exercise price per share, vesting schedule and expiration date of each such Stock Option, the name of the holder thereof, an indication of whether or not each such holder is a current director, employee or consultant of the Company or any of its Subsidiaries, whether or not such Stock Option (or any portion thereof) is intended to qualify as an “incentive stock option” under Section 422 of the Code and the name of the Company Stock Plan pursuant to which each such Stock Option was granted and (b) a complete and correct list, as of the close of business on July 31, 2015, of all outstanding Restricted Shares, the grant date, vesting schedule, purchase price (if any) and repurchase price (if any) of each such Restricted Share, the name of the holder thereof, an indication of whether or not each such holder is a current director, employee or consultant of the Company or any of its Subsidiaries, an indication of whether an election pursuant to Section 83(b) of the Code has been made with respect to such Restricted Share and the name of the Company Stock Plan pursuant to which such Restricted Share was granted.  As of the date of this Agreement, other than the outstanding Stock Options and the outstanding Restricted Shares and the rights under the ESPP, there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise.  As of the close of business on July 31, 2015, there were outstanding Stock Options to purchase 6,271,174 shares of Company Common Stock with exercise prices on a per share basis lower than the Common Stock Merger Consideration, and the weighted average exercise price of such Stock Options was equal to $3.82 per share.  As of the close of business on July 31, 2015, there were outstanding rights to purchase 11,667 shares of Company Common Stock on the last day of the current offering period in effect under the ESPP (assuming the fair market value per share of Company Common Stock on the last day of the current offering period in effect under the ESPP will be equal to the Common Stock Merger Consideration, the shares calculated are based on a share price at 85% of the lesser of the Common Stock Merger Consideration and the closing price on the first day of the current offering period, and a Canadian dollar to U.S. dollar conversion rate of 1:0.7639 for contributions from Canadian employees).  As of the last day of the most recent payroll period ending prior to the date of this Agreement, the aggregate amount credited to the accounts of participants in the ESPP was $45,558 and the aggregate amount credited to such accounts for such payroll period was $22,620 (assuming the same Canadian dollar to U.S. dollar conversion rate set forth in the immediately preceding sentence).

(ii)  Except for outstanding shares of Company Capital Stock, Stock Options and Restricted Shares set forth in Section 3.01(c)(i), as of the close of business on July 31, 2015, no shares of capital stock of, or other equity or voting interests in, the Company, or securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Capital Stock or the value of the Company or any part thereof, were issued, reserved for issuance or outstanding.  From the close of business on July 31, 2015 to the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Stock Options or rights under the ESPP, in each case outstanding as of July 31, 2015, and only if and to the extent required by their respective terms as in effect on such date and (B) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards, other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Capital Stock or the value of the Company or any part thereof, other than rights under the ESPP.

(iii)  All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and, except as provided in the Investor Rights Agreement, dated as of February 25, 2015, by and between the Company and the investors party thereto (the “Investor Rights Agreement”), are not subject to preemptive rights.  Except as set forth in this Section 3.01(c), there are no (A) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries and (B) securities or other instruments or rights (including stock appreciation rights, phantom stock awards or other similar rights) issued by, or other obligations of, the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of any class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote (the items referred to in clauses (A) and (B) collectively, “Equity Equivalents”).  Except as set forth in this Section 3.01(c), there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract.  With respect to the Stock Options, (1) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (2) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (3) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of The NASDAQ Stock Market LLC and any other exchange on which Company securities are traded, (4) the per share exercise price of each Stock Option was not less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Stock Option intended to qualify as an “incentive stock option” and within the meaning of Section 409A of the Code, in the case of each other Stock Option) of a share of Company Common Stock on the applicable Grant Date and (5) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s SEC Documents in accordance with the Exchange Act and all other applicable Laws.  The ESPP qualifies as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code and Treasury Regulation Section 1.423-2.  To the knowledge of the Company, each election pursuant to Section 83(b) of the Code that has been made with respect to a Restricted Share has been validly made in accordance with Section 83(b) of the Code and the Treasury Regulations thereunder, including with respect to correctly reporting the fair market value of such Restricted Share on the applicable Section 83(b) election form. Except pursuant to the Company Certificate with respect to the Company Preferred Stock and the forfeiture conditions of the Stock Options and Restricted Shares outstanding as of the date of this Agreement and except pursuant to the cashless exercise or tax withholding provisions of such Stock Options and Restricted Shares, in each case as in effect on the date of this Agreement, there are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to (I) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (II) vote or dispose of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.  The Company is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, other than the Stockholders Agreements, to the knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.  The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant, Stock Options prior to, or otherwise coordinate the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(iv)  As of the date of this Agreement, other than as set forth on Section 3.01(c)(iv) of the Company Letter, neither the Company nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (D) amounts owing as deferred purchase price for the purchase of any property, (E) capital lease obligations, (F) obligations in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging agreements or (G) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (F) above of any other person (other than, in the case of clauses (A), (B) and (D), accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business that are not past due) (collectively, “indebtedness”).

(v)  All Stock Options and Restricted Shares may, by their terms, be treated in accordance with Section 5.04(a), and all rights to purchase shares of Company Common Stock under the ESPP may, by their terms, be treated in accordance with Section 5.04(b).  No holder of any Stock Option, Restricted Share or right under the ESPP is entitled to any treatment of such Stock Option, Restricted Share or right under the ESPP other than as provided with respect to such Stock Option, Restricted Share or right under the ESPP in Section 5.04(a) or Section 5.04(b), as applicable, and after the Closing no holder of a Stock Option, Restricted Share  or right under the ESPP (or former holder of a Stock Option, Restricted Share or right under the ESPP) or any current or former participant in the Company Stock Plans or any other Benefit Plan or Benefit Agreement shall have the right thereunder to acquire any capital stock of the Company or any other equity interest therein (including phantom stock or stock appreciation rights).  All outstanding Stock Options are evidenced by individual written stock option agreements (the “Stock Option Agreements”) and all outstanding Restricted Shares are evidenced by individual written restricted share agreements (the “Restricted Share Agreements”), in each case substantially identical to the applicable form set forth in Section 3.01(c)(v) of the Company Letter, copies of which individual agreements have previously been delivered in complete and correct form to Parent and its counsel, and no Stock Option Agreement or Restricted Share Agreement contains terms that are materially inconsistent with, or in addition to, the terms contained in such forms.

(d)  Authority; Noncontravention.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval.  Assuming the accuracy of Section 3.02(e), the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).  The Board of Directors of the Company, at a meeting duly called and held at which all of the directors of the Company were present, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, (ii) approving the transactions contemplated by the Stockholders Agreements, (iii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iv) declaring that the consideration to be paid to the Company’s stockholders in the Merger is fair to such stockholders, (v) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (vi) recommending that the Company’s stockholders adopt this Agreement, which resolutions, except to the extent expressly permitted by Section 4.02, have not been rescinded, modified or withdrawn in any way.  The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, including the transactions contemplated by the Stockholders Agreements, and compliance by the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (A) the Company Certificate or the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, binding arrangement, understanding, obligation, undertaking or license, whether oral or written (each, including all amendments thereto, a “Contract”), or Permit to or by which the Company or any of its Subsidiaries is a party or bound or to or by which any of their respective properties or assets are subject or bound or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule, regulation, standard, directive or guidance of any Governmental Entity (each, a “Law”), assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub, or (2) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, are not reasonably likely to (x) have a Material Adverse Effect or (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement.  No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental, quasi‑governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of The NASDAQ Stock Market LLC and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, are not reasonably likely to (x) have a Material Adverse Effect or (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement.

(e)  SEC Documents.  (i) To the extent complete and correct copies are not available on the SEC’s website, the Company has made available to Parent complete and correct copies of all reports, schedules, forms, statements and other documents filed with or furnished to the SEC by the Company since January 1, 2012 (such documents available on the SEC’s website or made available to Parent together with all information incorporated therein by reference, the “SEC Documents”).  Since January 1, 2012, the Company has filed with or furnished to the SEC each report, schedule, form, statement or other document or filing required by Law to be filed or furnished by the Company at or prior to the time so required.  No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC.  As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each of the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Exchange Act, in each case, applicable to such SEC Document, and none of the SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any SEC Document filed or furnished and publicly available prior to the date of this Agreement (a “Filed SEC Document”) has been revised or superseded by a later filed or furnished Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the extent complete and correct copies are not available on the SEC’s website, the Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2012 and relating to the SEC Documents, together with all written responses of the Company thereto.  As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC.  As of the date of this Agreement, to the knowledge of the Company, none of the SEC Documents is the subject of any ongoing review by the SEC.  The financial statements (including the related notes) of the Company included in the SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10‑Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end audit adjustments). Except as reflected, disclosed, accrued or reserved against in the most recent audited financial statements (including the notes thereto) included in the Filed SEC Documents (the “Baseline Financials”), the Company and its Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than such liabilities or obligations (A) with respect to or arising from the transactions contemplated by this Agreement, (B) incurred in the ordinary course of business consistent with past practice after the date of the Baseline Financials but prior to the date hereof, (C) incurred on or after the date of the Baseline Financials that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (D) reflected, disclosed, accrued or reserved against in the unaudited financial statements (including the notes thereto) included in the Company’s Form 10-Q for the quarterly period ended June 30, 2015.

(ii)  The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it.  The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of SOX.  To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics, including any minor violations not material to the Company’s business.

(iii)  The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the SEC Documents, and the statements contained in such certifications were and are accurate as of the date they were made.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iv)  Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any commitment to become a party to or bound by, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose or intended or known result or effect of such joint venture, partnership or Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or other SEC Documents.

(v)  The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.

(vi)  The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

(f)  Information Supplied.  None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g)  Absence of Certain Changes or Events.  (i) From December 31, 2014 to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent in all material respects with past practice and there has not been (A) any state of facts, change, development, event, effect (including any effect resulting from an occurrence prior to December 31, 2014), condition, occurrence, action or omission that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (C) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (D) any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities (other than pursuant to the forfeiture conditions of stock options or restricted shares or the cashless exercise or tax withholding provisions of stock options or restricted shares, as applicable, in each case in accordance with the applicable Company Stock Plan as in effect on the date of this Agreement), (E)(1) any grant by the Company or any of its Subsidiaries to any current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries (collectively, “Company Personnel”) of any bonus or award opportunity, any loan or any increase in any type of compensation or benefits, except for grants of normal bonus opportunities and normal increases of base cash compensation, in each case, in the ordinary course of business consistent with past practice, or (2) any payment by the Company or any of its Subsidiaries to any Company Personnel of any bonus or award, except for bonuses or awards paid prior to the date of this Agreement in the ordinary course of business consistent with past practice, (F) any grant by the Company or any of its Subsidiaries to any Company Personnel of any severance, separation, change in control, retention, termination or similar compensation or benefits or increase therein or of the right to receive any severance, separation, change in control, retention, termination or similar compensation or benefits or increase therein, (G) any adoption or establishment of or entry by the Company or any of its Subsidiaries into, any amendment of, modification to or termination of, or agreement to amend, modify or terminate, or any termination of (or announcement of an intention to amend, modify or terminate), (1) any employment, deferred compensation, change in control, severance, termination, employee benefit, loan, indemnification, retention, equity or equity‑based compensation, consulting or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, (2) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (alone or in combination with any other event), (3) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, concerning non-competition, non-solicitation or customers or employees, non-disclosure of information, ownership of Intellectual Property Rights or any other restrictive covenant or (4) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Company Personnel (all such Contracts under this clause (G), including any such Contract that is entered into on or after the date of this Agreement, collectively, “Benefit Agreements”), (H) any grant or amendment of any award under any Benefit Plan or Benefit Agreement (including the grant or amendment of Stock Options, Restricted Shares, restricted stock units, stock appreciation rights, performance units, stock repurchase rights or other equity or equity‑based compensation) or the removal or modification of any restrictions in any such award, (I) any payment to any Company Personnel of any compensation or benefit not provided for under any Benefit Plan or Benefit Agreement, other than the payment of base cash compensation or incentive or bonus payments in the ordinary course of business consistent with past practice, (J) other than the execution and delivery of this Agreement, the taking of any action to accelerate, or that is reasonably likely to result in the acceleration of, the time of vesting or payment of any rights, compensation, benefits or funding obligations, or the making of any material determinations, under any Benefit Plan or Benefit Agreement or otherwise, (K) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by GAAP or applicable Law, (L) any material tax election or change in any material tax election or any settlement or compromise of any material tax liability, (M) any material write-down by the Company or any of its Subsidiaries of any of the material assets of the Company or any of its Subsidiaries or (N) any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property or rights thereto, other than nonexclusive licenses granted in the ordinary course of the business of the Company and its Subsidiaries consistent with past practice.

(ii)  From December 31, 2014 to the date of this Agreement, each of the Company and its Subsidiaries has continued all pricing, sales, receivables, or payables practices in accordance with the ordinary course of business consistent with past practice and has not engaged, except in the ordinary course of business consistent with past practice, in (A) any trade loading practices or any other promotional sales or discount activity, with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice that would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice that would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking activity, in each case under this clause (D) in a manner outside the ordinary course of business or inconsistent with past practice. From December 31, 2014 to the date of this Agreement, all software revenue recognized through resellers relates to software that has been installed with end users, and there are no rights of return or any other refund provisions related to these sales.

(iii)  From December 31, 2014 to the date of this Agreement, each of the Company and its subsidiaries has invested and made expenditures, including with respect to sales, marketing and development activities, in the ordinary course of business consistent with past practice of the Company and its subsidiaries.

(h)  Litigation.  Section 3.01(h) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of each claim, action, suit or judicial, administrative or regulatory proceeding or investigation pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries (i) for money damages (other than for immaterial amounts), (ii) that seeks injunctive relief, (iii) that may give rise to any legal restraint on or prohibition against or limit the material benefits to Parent of the Merger or the other transactions contemplated by this Agreement or (iv) that, if resolved in accordance with plaintiff’s demands, is reasonably likely to have a Material Adverse Effect.  There is no Judgment of any Governmental Entity or arbitrator outstanding against, or proceeding, notice of violation, order of forfeiture, complaint or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

(i)  Contracts.  (i) Section 3.01(i) of the Company Letter sets forth, as of the date of this Agreement, (with specific reference to the subsection of this Section 3.01(i) to which such Contract relates) a complete and correct list of:

(A)  each Contract pursuant to which the Company or any of its Subsidiaries has agreed not to compete with any person in any area or to engage in any activity or business, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

(B)  each Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for exclusivity or any similar requirement or pursuant to which the Company or any of its Subsidiaries is restricted in any way, or which after the Effective Time could restrict Parent or any of its Subsidiaries in any way, with respect to the development, manufacture, marketing or distribution of their respective products or services or otherwise with respect to the operation of their businesses, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of non-compliance with any such exclusive or restrictive requirements or which requires the Company or any of its Subsidiaries to refrain from granting license or franchise rights to any other person;

(C)  each Contract to or by which the Company or any of its Subsidiaries is a party or bound or with respect to which the Company or any of its Subsidiaries has any obligation with (1) any affiliate of the Company or any of its Subsidiaries (excluding Contracts entered into between the Company and any of its Subsidiaries), (2) any Company Personnel, (3) any union or other labor organization or (4) any affiliate of any such person (other than, in each case, (I) offer letters or employment agreements that are terminable at will by the Company or any of its Subsidiaries both without any penalty and without any obligation of the Company or any of its Subsidiaries to pay severance or other compensation or benefits (other than accrued base salary, accrued commissions, accrued bonuses, accrued vacation pay, accrued floating holidays and legally mandated benefits), (II) invention assignment and confidentiality agreements relating to the assignment of inventions to the Company or any of its Subsidiaries not involving the payment of money (other than compensation for the service of employees and non-employee directors) and (III) Benefit Plans and Benefit Agreements other than offer letters or employment agreements);

(D)  each Contract under which the Company or any of its Subsidiaries has incurred any indebtedness having an aggregate principal amount in excess of $500,000;

(E)  each Contract to or by which the Company or any of its Subsidiaries is a party or bound creating or granting a Lien (including Liens upon properties or assets acquired under conditional sales, capital leases or other title retention or security devices), other than (1) Liens for taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (2) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (3) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (4) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of the properties or assets encumbered thereby (collectively, “Permitted Liens”);

(F)  each Contract to or by which the Company or any of its Subsidiaries is a party or bound (other than Benefit Plans and Benefit Agreements) containing any provisions (1) contemplating or relating in any way to a “change in control” or similar event with respect to the Company or one or more of its Subsidiaries, including provisions requiring consent or approval of, or notice to, any Governmental Entity or other person in the event of a change in control of the Company or one or more of its Subsidiaries, or otherwise having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration of any obligation, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional material rights or material entitlements of any person or (2) having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any source code be released from escrow and provided to any third party;

(G)  each Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for payments of royalties or other license fees to third parties in excess of $50,000 annually that is not terminable without penalty on 90 days’ or less notice;

(H)  each Contract to or by which the Company or any of its Subsidiaries is a party or bound granting a third party any license to Intellectual Property that is not limited to the internal use of such third party;

(I)  each Contract pursuant to which the Company or any of its Subsidiaries has been granted any license to Intellectual Property, other than software licenses for generally commercially available off-the-shelf software (such as Symphony, Microsoft Word or Excel, WordPerfect or other word processing, spreadsheet, desktop operating system or e-mail software) readily substitutable in the operation of the business of the Company and its Subsidiaries;

(J)  each Contract to or by which the Company or any of its Subsidiaries is a party or bound granting the other party to such Contract or a third party “most favored nation” pricing or terms that (1) applies to the Company or any of its Subsidiaries or (2) following the Effective Time, would apply to Parent or any of its Subsidiaries other than the Surviving Corporation or its Subsidiaries;

(K)  each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to source code, to provide for source code to be put in escrow or to grant a contingent license to source code;

(L)  each Contract containing any “non-solicitation”, “no-hire” or similar provision that restricts the Company or any of its Subsidiaries in any material respect;

(M)  each Contract to or by which the Company or any of its Subsidiaries is a party or bound for any joint venture (whether in partnership, limited liability company or other organizational form) or alliance or similar arrangement;

(N)  each Contract to or by which the Company or any of its Subsidiaries is a party or bound for any development, marketing, resale, distribution or similar arrangement relating to any product or service;

(O)  each Contract to or by which the Company or any of its Subsidiaries is a party or bound with any Governmental Entity;

(P)  each material Contract to or by which the Company or any of its Subsidiaries is a party or bound entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding that has any material continuing obligations, liabilities or restrictions;

(Q)  each Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for future performance by the Company or any of its Subsidiaries in consideration of amounts previously paid;

(R)  [RESERVED];

(S)  each Contract (other than the Company’s standard form service level agreements) to or by which the Company or any of its Subsidiaries is a party or bound providing for liquidated damages (other than in an immaterial amount);

(T)  each material Contract to or by which the Company or any of its Subsidiaries is a party or bound for professional services engagements for a fixed fee that guarantees a specific result;

(U)  each Contract between the Company or any of its Subsidiaries and any of the 100 largest customers of the Company and its Subsidiaries (determined on the basis of revenues received by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended March 31, 2015 (each such customer, a “Major Customer”, and each such Contract, a “Major Customer Contract”));

(V)  each Contract between the Company or any of its Subsidiaries and any of the 40 largest licensors or other suppliers to the Company and its Subsidiaries (determined on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended March 31, 2015 (each such licensor or other supplier, a “Major Supplier”, and each such Contract, a “Major Supplier Contract”));

(W)  each Contract which has aggregate future sums due to or from the Company or any of its Subsidiaries, taken as a whole, in excess of $50,000 either during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement or during the life of the Contract; and

(X)  except for the Contracts disclosed above, each material Contract to or by which the Company or any of its Subsidiaries is a party or bound not made in the ordinary course of business consistent with past practice.

The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (A) through (X) of this subsection (i) are collectively referred to in this Agreement as “Specified Contracts”.  The Company has made available to Parent a complete and correct copy of each of the Specified Contracts, including all amendments thereto.  Each Contract of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries (taken as a whole) (a “Material Contract”), as well as each Specified Contract, is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms subject to the Bankruptcy and Equity Exception.  Each of the Company and its Subsidiaries has performed or is performing all material obligations required to be performed by it under the Material Contracts and Specified Contracts and is not (with or without notice or lapse of time or both) in breach in any material respect or default thereunder, and has not knowingly waived or failed to enforce any material rights or benefits thereunder other than in the ordinary course of business consistent with past practice, and, to the knowledge of the Company, no other party to any of the Material Contracts or Specified Contracts is (with or without notice or lapse of time or both) in breach in any material respect or default thereunder.  To the knowledge of the Company, as of the date of this Agreement, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any Material Contract or Specified Contract.  To the knowledge of the Company, there are no circumstances that are reasonably likely to occur that would reasonably be likely to adversely affect the ability of the Company or any of its Subsidiaries to perform its material obligations under any Material Contract or Specified Contract.

(ii)  The Company has disclosed to Parent the material terms and status, as of the date hereof, of all negotiations in respect of any proposed Contracts with any Major Customer or Major Supplier.  None of the Major Customers or Major Suppliers has terminated, failed to renew or requested any material amendment to any of its Major Customer Contracts or Major Supplier Contracts, or any of its existing relationships (other than amendments in the ordinary course of business not adverse in any material respect to the Company or its Subsidiaries, taken as a whole), with the Company or any of its Subsidiaries.

(iii)  The Company has made available complete and correct copies of the Company Additional Agreements to Parent. The Consulting Agreement, as amended and restated as of May 29, 2015, by and between the Company and Merrick Ventures, LLC (the “Merrick Original Consulting Agreement”), has been further amended pursuant to the Amendment to Consulting Agreement, dated as of August 6, 2015, by and between the Company and Merrick Ventures, LLC (the “Merrick Amendment”) attached as Exhibit B hereto.  The Merrick Original Consulting Agreement, as amended by the Merrick Amendment, is referred to as the “Merrick Updated Consulting Agreement.”

(iv)  For all purposes of this Agreement, “Company Additional Agreements” means (A) the Investor Rights Agreement, (B) the Purchase Agreement, dated as of February 25, 2015, by and between the Company and the investors party thereto, (C) the Registration Rights Agreement, dated as of June 4, 2008, by and between the Company and Merrick RIS, LLC, (D) the Securities Purchase Agreement, dated as of May 21, 2008, by and among the Company, its Subsidiaries party thereto and Merrick RIS, LLC and (E) the Merrick Original Consulting Agreement.

(j)  Permits; Compliance with Laws.  (i) The Company and its Subsidiaries have in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses in all material respects as currently conducted by the Company.  Section 3.01(j)(i) of the Company Letter sets forth, as of the date of the Agreement, a complete and correct list of the Permits that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole.  Each of the Company and its Subsidiaries is, and since January 1, 2012 has been, in compliance in all material respects with all applicable Laws and Judgments, and no condition or state of facts exists that is reasonably likely to give rise to a material violation of, or a material liability or default under, any applicable Law or Judgment.  The Company and its Subsidiaries maintain monitoring programs that are designed to monitor their respective distributors’ and franchisees’ compliance in all material respects with all applicable Laws in connection with the sale and distribution of the Company’s products.  The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof are not reasonably likely to, cause the revocation or cancelation of any material Permit.  Neither the Company nor any of its Subsidiaries has received any written communication during the past three years from any person that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to liability under, any Permit, Law or Judgment or relating to the revocation or modification of any material Permit.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated. None of the Company or any of its Subsidiaries is party to any individual integrity agreement or corporate integrity agreement with any Governmental Entity.

(ii)  To the knowledge of the Company, there are no material investigations, suits, claims, actions or proceedings against or affecting the Company or any of its Subsidiaries relating to or arising under (A) the FDCA and the regulations of the FDA promulgated thereunder or similar Laws, (B) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Laws or (C) applicable Laws relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including United States federal and state laws pertaining to the Medicare and Medicaid programs, United States federal and state laws applicable to health care fraud and abuse, kickbacks (including Section 6002 of the Affordable Care Act and the rules and regulations promulgated thereunder), physician self-referral, false claims made to a government or private health care program, and United States federal or state laws pertaining to contracting with the government and similar Laws (collectively, the “Health Care Laws”). Each of the Company and its Subsidiaries (1) currently maintains and has maintained plans, controls, policies and procedures in material compliance with all applicable Health Care Laws (the “Health Care Laws Policies and Procedures”) since such Health Care Laws first became applicable to it and (2) is compliant in all material respects, has complied in all material respects and is currently conducting its business in material compliance with the Health Care Laws Policies and Procedures. Each of the Company and its Subsidiaries has required through executed current, legal, valid and binding agreements all of its third party contractors, including vendors, affiliates and other persons providing services to the Company or any of its Subsidiaries  (“Contractors”) to comply with all Health Care Laws applicable to such Contractor in the context of such Contractor’s relationship with the Company and its Subsidiaries. None of the Company, any of its Subsidiaries nor any of their respective officers, directors, managers or employees is listed on the Office of the Inspector General’s Excluded Individuals/Entities list prohibiting it, he or she from participating in Medicare or state healthcare programs for engaging in activities prohibited under 42 U.S.C. §§ 1320a-7 et seq. None of the Company or any of its Subsidiaries render or have rendered services related to, or furnished data utilized in, meaningful use attestation.

(iii)  Each of the Company and its Subsidiaries: (A) is compliant in all material respects and is currently conducting its business in material compliance with HIPAA, (B) has complied in all material respects and has conducted its business in material compliance with HIPAA since HIPAA first became applicable to it, (C) is compliant in all material respects and is currently conducting its business in compliance in all material respects with all applicable Laws governing the privacy, security or confidentiality of “Personal Information” (or similar terms such as “Personally Identifiable Information”, as defined by applicable state and federal laws) (“Personal Information”), data breach notification, medical records and/or other records generated in the course of providing or paying for health care services, including all laws and regulations to the extent not preempted by HIPAA (collectively, the “Privacy Laws”), (D) has complied in all material respects and has conducted its business in material compliance with the Privacy Laws since such laws first became applicable to it, (E) currently maintains and has maintained plans, controls, policies and procedures in material compliance with HIPAA (the “HIPAA Policies and Procedures”) since HIPAA first became applicable to it, (F) is compliant in all material respects, has complied in all material respects and is currently conducting its business in material compliance with the HIPAA Policies and Procedures, (G) currently maintains and has maintained plans, controls, policies and procedures in material compliance with all applicable Privacy Laws (the “Privacy Laws Policies and Procedures”) since such Privacy Laws first became applicable to it, (H) is compliant in all material respects, has complied in all material respects and is currently conducting its business in material compliance with the Privacy Laws Policies and Procedures, (I) has completed a security “risk analysis” (as required by 45 C.F.R. § 164.308(a)(1)(ii)(A)) at least once every 12 months since the requirement to perform such a security risk analysis first became applicable to it, and (J) has provided training to applicable members of its workforce reasonably designed to ensure material compliance with HIPAA, the Privacy Laws, the HIPAA Policies and Procedures and the Privacy Laws Policies and Procedures.  The Company and each of its Subsidiaries has executed current and valid “Business Associate Agreements” (as described in 45 C.F.R. §§ 164.502(e) and 164.504(e)) (“Business Associate Agreements”) with each (1) “covered entity” (as defined at 45 C.F.R. § 160.103) for whom the Company or such Subsidiary provides functions or activities that render the Company or such Subsidiary a “business associate” (as defined at 45 C.F.R. § 160.103)), and (2) “subcontractor” (as defined at 45 C.F.R. § 160.103) of the Company or such Subsidiary that is a business associate (pursuant to paragraph (3)(iii) of the definition of “business associate” at 45 C.F.R. § 160.103).  Neither the Company nor any of its Subsidiaries has materially breached any such business associate agreement or other data privacy or data security covenants and, to the Company’s knowledge, no covered entity or subcontractor has materially breached any such business associate agreement with the Company or any of its Subsidiaries.  The Company and each of its Subsidiaries has executed current, legal, valid and binding agreements with all Contractors that have access to or receive Personal Information from or on behalf of such Company or Subsidiary that require such Contractors to comply with all applicable Privacy Laws, and to take all reasonable steps to ensure that all Personal Information in such third parties’ possession or control is protected against damage, loss and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the Company’s knowledge, there have been no complaints to or investigations by the Office for Civil Rights with respect to HIPAA compliance by the Company, any of its Subsidiaries or their respective subcontractors, and there have been no complaints to or investigations by state authorities with respect to the Company’s or any of its Subsidiaries’ Privacy Law compliance.  Neither the Company or any of its Subsidiaries nor, to the Company’s knowledge, any of its or their subcontractors has experienced any (x) breach of security, as defined by the Privacy Laws, with respect to Personal Information, (y) Breach of Unsecured Protected Health Information as “Breach,” “Unsecured Protected Health Information,” and “Protected Health Information” are defined by HIPAA, or (z) any Security Incident as “Security Incident” is defined by HIPAA, except, with respect to clause (z), for those Security Incidents that, individually or in the aggregate, have not had or are not reasonably likely to have a Material Adverse Effect.  The Company has identified, documented, mitigated, remediated and in all other necessary respects addressed Security Incidents that have the potential to materially impact the security and/or integrity of user data and/or the contractual obligations of the Company or any of its Subsidiaries.  To the extent User Data is “Protected Health Information” as defined by HIPAA, the Company and its Subsidiaries have obtained the right to use and disclose such data to the extent required by its use or disclosure of such data in its current operations.

(iv)  To the extent the Company and its Subsidiaries have de-identified User Data (the “De-Identified Data”), the Company and its Subsidiaries have obtained all rights necessary to undertake de-identification of such User Data and have de-identified such User Data in accordance with the requirements of HIPAA. The De-Identified Data contains only de-identified health information that meets the requirements of 45 C.F.R. § 164.514(b)(2), and the Company and its Subsidiaries have obtained, or confirmed that others have obtained, any and all required patient consents and authorizations, or permitted waivers of the same, under HIPAA, the Privacy Laws, the HIPAA Policies and Procedures and the Privacy Laws Policies and Procedures, and any other rights, necessary authority, or permission, pursuant to an applicable Business Associate Agreement, services agreement or other agreement, to create, use and disclose the De-Identified Data for any lawful purpose. To the extent the Company and its Subsidiaries have used De-Identified Data, the Company and its Subsidiaries have obtained all rights necessary for such use of such De-Identified Data.

(v)  Each of the Company and its Subsidiaries (A) is compliant in all material respects and is currently conducting its business in material compliance with applicable Payment Card Industry Data Security Standards (the “PCI Data Security Standards”) established by the PCI Security Standards Council, (B) has complied in all material respects and has conducted its business in material compliance with the PCI Data Security Standards since the PCI Data Security Standards first became applicable to it, (C) currently maintains and has maintained plans, policies and procedures in material compliance with the PCI Data Security Standards since the PCI Data Security Standards first became applicable to it and (D) has validated its compliance with the PCI Data Security Standards as required by any contractual obligations and the applicable rules and guidelines issued by the card associations.

(vi)  As to each product or product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or similar Laws in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device”), each such Medical Device is being or has been developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder and similar Laws, including those relating to investigational use, premarket clearance, registration and listing, approval to market a Medical Device, good manufacturing practices, quality systems regulations, International Organization for Standardization requirements, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports and security, except for failures in compliance that, individually or in the aggregate, have not had or are not reasonably likely to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity (A) contesting the investigational device exemption, premarket clearance or premarket approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (B) otherwise alleging any material violation of any Law applicable to any Medical Device by the Company or any of its Subsidiaries.

(vii)  No Medical Device is under consideration by the Company or any of its Subsidiaries for or, to the Company’s knowledge, by any Governmental Entity for, or has been recalled, withdrawn, suspended or discontinued (other than for commercial or other business reasons that are not in any way related to safety, regulatory requirements, noncompliance with any Law or any other similar reason) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise).  No proceedings in the United States or outside of the United States of which the Company has knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, any licensee or distributor of any Medical Device.

(viii)  As to each Medical Device of the Company or any of its Subsidiaries for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been granted, cleared or approved, the Company and its Subsidiaries are in compliance with 21 U.S.C. §§ 355, 360 and 360e, 42 U.S.C. § 262 and 21 C.F.R. Parts 312, 314, 600 and 601, 801, 803, 805, 807, 812, 814 and 820, respectively, as applicable, and similar Laws and all terms and conditions of such applications, except for any such failure or failures to be in compliance which, individually or in the aggregate, has not had or is not reasonably likely to have a Material Adverse Effect.  As to each such Medical Device, the Company and any relevant Subsidiary of the Company, and the officers, employees or agents of the Company or such Subsidiary, have included in the application for such Medical Device, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Laws and the list described in 21 U.S.C. § 335a(k)(2) or any similar Law, and each such certification and list was true, complete and correct in all material respects when made.  In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360, 42 U.S.C. § 262 and 21 C.F.R. Part 207, 601, 805 and 807 and all similar Laws.

(ix)  No article of any Medical Device manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Laws), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Laws) or (C) a product that is in violation of 21 U.S.C. §§ 355, 360, 350e, 42 U.S.C. § 262 and 21. C.F.R. 1271 (or similar Laws), except for failures to be in compliance with the foregoing that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

(x)  Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.  Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.  Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act or any similar Law.

(xi)  None of the Company or any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (b) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

(xii)  As used in this Agreement, the following terms shall have the meanings specified below:

“Affordable Care Act” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

“FDA” means the Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations issued respectively thereto.

“Social Security Act” means the Social Security Act of 1935, as amended.

“User Data” means (A) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that alone or together with other information allows the identification of a natural person or (B) any other data or information collected by or on behalf of the Company or any of its Subsidiaries from users of (1) any Software owned or purported to be owned by, or licensed or purported to be licensed to, the Company or any of its Subsidiaries, or (2) any Software from which the Company or any of its Subsidiaries is currently deriving or planning to derive revenue from the sale, license, maintenance, subscription, support or provision thereof.

(k)  Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations.  (i) Since December 31, 2014, none of the Company or any of its Subsidiaries has adopted, entered into, established, terminated, amended or modified or agreed to adopt, enter into, establish, terminate, amend or modify (or announced an intention to adopt, enter into, establish, terminate, amend or modify) any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, equity or equity-based compensation, performance, retirement, thrift, savings, cafeteria, paid time off, perquisite, fringe benefit, vacation, unemployment, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, policy, arrangement or understanding (whether oral or written, formal or informal, funded or unfunded and whether or not legally binding or subject to the Laws of the United States) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law (each, a “Commonly Controlled Entity”), in each case, providing compensation or benefits to any Company Personnel, including the Company Stock Plans, but not including the Benefit Agreements (all such plans, programs, policies, arrangements and understandings, including any such plan, program, policy, arrangement or understanding entered into, adopted or established on or after the date of this Agreement, collectively, “Benefit Plans”), or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan, or any change in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined.

(ii)  There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound.  Since December 31, 2012 neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to the knowledge of the Company, threatened employee strikes, work stoppages, slowdowns or lockouts and, to the knowledge of the Company, no labor union organizing activity, strike, work stoppage, slowdown or lockout is threatened.  None of the employees of the Company or any of its Subsidiaries is represented by any labor union, works council or similar organization with respect to his or her employment by the Company or such Subsidiary.  The Company and its Subsidiaries do not have any obligation (including to inform or consult with any such employees or their representatives in respect of the Merger or the other transactions contemplated by this Agreement) with respect to any such organization.  Each of the Company and its Subsidiaries is, and since December 31, 2012 has been, in compliance in all material respects with all applicable Laws and Judgments relating to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation, and is not, and since December 31, 2012 has not, engaged in any unfair labor practice.  There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity.  No question concerning representation has been raised or is, to the knowledge of the Company, threatened respecting the employees of the Company or any of its Subsidiaries.  No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(l)  Environmental Matters.  (i) Each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all Environmental Laws, and neither the Company nor any of its Subsidiaries has received any (A) communication alleging that the Company or such Subsidiary is in violation of, or may have liability under, any Environmental Law or (B) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law; (ii) (A) each of the Company and its Subsidiaries possesses and is in compliance in all material respects with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its operations, (B) all such Environmental Permits are valid and in good standing and (C) neither the Company nor any of its Subsidiaries has been advised by any Governmental Entity of any actual or potential change in any material respect in the status or terms and conditions of any such Environmental Permit; (iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) there has been no Release of or exposure to any Hazardous Material that is reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries or against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that are reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries; (vi) to the knowledge of the Company, there are no underground or aboveground storage tanks, generators or known or suspected asbestos-containing materials on, at, under or about any property owned, operated or leased by the Company or any of its Subsidiaries, nor were there any underground storage tanks on, at, under or about any such property in the past; (vii) neither the Company nor any of its Subsidiaries stores, generates or disposes of Hazardous Materials (other than cleaning supplies or office equipment and supplies used in the ordinary course of business) at, on, under, about or from property owned or leased by the Company or any of its Subsidiaries; and (viii) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that are reasonably likely to form the basis of a material Environmental Claim against the Company or any of its Subsidiaries, and, to the knowledge of the Company, no such events, conditions, circumstances, activities, practices, incidents, actions or plans are reasonably likely to arise in the future.

For all purposes of this Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Judgments, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Material at any location, or (2) the failure to comply with any Environmental Law; (B) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety or the protection of endangered or threatened species; (C) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (D) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

(m)  Employee Benefits Matters.  (i) Section 3.01(m)(i) of the Company Letter sets forth a complete and correct list of all “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other Benefit Plans and Benefit Agreements that, in each case, are in effect as of the date of this Agreement.  The Company has made available to Parent complete and correct copies of the following with respect to each Benefit Plan and Benefit Agreement, to the extent applicable: (A) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, written descriptions thereof), including any amendments thereto, (B) the two most recent annual reports, or such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any Governmental Entity with respect to each Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (C) the most recent summary plan description, and any summary of material modifications, prepared for each Benefit Plan for which a summary plan description is required under applicable Law, (D) each trust agreement and group annuity or insurance Contract and other documents relating to the funding or payment of compensation or benefits under each Benefit Plan and Benefit Agreement and (E) the two most recent actuarial valuations for each Benefit Plan.  Each Benefit Plan and Benefit Agreement has been administered, funded and, to the extent applicable, the assets of such Benefit Plan or Benefit Agreement have been invested in all material respects in accordance with its terms.  The Company and its Subsidiaries and each Benefit Plan and Benefit Agreement are in compliance in all material respects with applicable Law, including ERISA and the Code, and the terms of any collective bargaining agreements or other labor union Contracts.

(ii)  Each Pension Plan intended to be tax qualified under the Code is so qualified and has been the subject of a favorable determination, qualification or opinion letter from the U.S. Internal Revenue Service (the “IRS”) with respect to all tax Law changes with respect to which the IRS is currently willing to provide a determination letter to the effect that such Pension Plan is qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such letter has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent such letter or application therefor relating to any such Pension Plan that is reasonably likely to adversely affect the qualification of such Pension Plan.  Each Benefit Plan required to have been approved by any non‑United States Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Pension Plan that is reasonably likely to affect any such approval relating thereto or increase the costs relating thereto.  The Company has delivered to Parent a complete and correct copy of the most recent determination, qualification, opinion or approval letter or similar document received from a Governmental Entity with respect to each Benefit Plan intended to qualify for favorable tax treatment or other status, as well as a complete and correct copy of each pending application for a determination, qualification, opinion or approval letter or similar document, if any, and a complete and correct list of all amendments to any such Benefit Plans as to which a favorable determination, qualification, opinion or approval letter has not yet been received.

(iii)  Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), or that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or that is otherwise a defined benefit pension plan or that provides for the payment of termination indemnities, and neither the Company nor any Commonly Controlled Entity could incur any liability with respect to any such plan (under Title IV of ERISA or otherwise).

(iv)  No Benefit Plan or Benefit Agreement that provides welfare benefits, whether or not subject to ERISA (each, a “Welfare Plan”), is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), or is unfunded or self-insured.  There are no understandings, agreements or undertakings, written or oral, that would prevent any Welfare Plan (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of its Subsidiaries at or at any time after the Effective Time.  No Welfare Plan provides benefits, and there are no understandings, written or oral, with respect to the provision of welfare benefits, after termination of employment, except as required by Section 4980B(f) of the Code or any similar state statute or foreign Law.  The Company and its Subsidiaries have complied in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA and any similar state statute or foreign Law with respect to each Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or any similar state statute).

(v)  Section 3.01(m)(v) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of (A) each Benefit Plan and each Benefit Agreement pursuant to which any Company Personnel could become entitled to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits, as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing), or any compensation or benefits the value of which would be calculated on the basis of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing), (B) to the extent permitted by Law, the names of all Company Personnel entitled to any such compensation or benefits actually payable as of the Closing Date or upon termination of employment after the Closing Date, (C) the category or type of each such form of compensation or benefit to which such Company Personnel is entitled, (D) the aggregate value of each such form of compensation or benefit actually payable as of the Closing Date and each such form of compensation or benefit that would be payable upon termination of employment or otherwise after the Closing Date, in each case, to all Company Personnel, and (E) the aggregate value of any such compensation or benefits that would be paid to each individual set forth in Section 3.01(m)(v) of the Company Letter as of the Closing Date and upon termination of employment.  Except as expressly set forth in Section 5.04, no Company Personnel will be entitled to any severance, separation, change in control, termination, bonus, retention or other additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits, as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) or any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of, the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing).  The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) and compliance by the Company with the provisions of this Agreement do not and will not (A) trigger any funding (through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Benefit Plan, Benefit Agreement or any other employment arrangement, (B) trigger the forgiveness of indebtedness owed by any Company Personnel to the Company or any of its affiliates or (C) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, or limit to the Company’s or any of its Subsidiaries’ ability to amend, modify or terminate, any Benefit Plan or Benefit Agreement.

(vi)  No deduction of any amount payable pursuant to the terms of the Benefit Plans or Benefit Agreements has been disallowed or is subject to disallowance under Section 162(m) or Section 280G of the Code.

(vii)  All reports, returns and similar documents with respect to each Benefit Plan required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed.  All participant data necessary to administer each Benefit Plan and Benefit Agreement is in the possession of the Company or its Subsidiaries and is in a form that is sufficient for the proper administration of the Benefit Plans and Benefit Agreements in accordance with their terms and all applicable Laws and such data is complete and correct in all material respects.  Neither the Company nor any of its Subsidiaries has received notice of any, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other material claims (except claims for benefits payable in the normal operation of the Benefit Plans and Benefit Agreements), suits or proceedings against or involving or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.

(viii)  All material contributions, premiums and benefit payments under or in connection with each Benefit Plan and Benefit Agreement that are required to have been made by the Company or any of its Subsidiaries in accordance with the terms of such Benefit Plan and Benefit Agreement and applicable Laws have been timely made.  No Benefit Plan, or any insurance Contract related thereto, requires or permits a retroactive increase in premiums or payments on termination of such Benefit Plan or such insurance Contract.  Neither the Company nor any of its Subsidiaries has incurred, or could reasonably be expected to incur, any unfunded liabilities in relation to any Benefit Plan or Benefit Agreement.

(ix)  With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the knowledge of the Company, any trustee, administrator or other fiduciary of such Benefit Plan or trust created thereunder, in each case, who is not a director, officer or employee of the Company or any of its Subsidiaries (a “Non-Affiliate Plan Fiduciary”), has engaged that could subject the Company, any of its Subsidiaries or any of their respective directors, officers or employees or any Non-Affiliate Plan Fiduciary to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law and (B) none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the knowledge of the Company, any Non-Affiliate Plan Fiduciary, or any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could subject the Company, any of its Subsidiaries or any of their respective directors, officers or employees or any Non-Affiliate Plan Fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable Law.  No Benefit Plan or related trust has been terminated, nor has there been any “reportable event” (as such term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the Merger or the other transactions contemplated by this Agreement.

(x)  Neither the Company nor any of its Subsidiaries has any liability or obligations, including under or on account of a Benefit Plan or Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

(xi)  Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. Section 1.409A-1(a)(1)(a) (a “Nonqualified Deferred Compensation Plan”) (A) was operated in compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of (1) Section 409A of the Code and (2) the final Treasury Regulations and other guidance issued by the IRS thereunder, to the extent applicable (clauses (1) and (2), together, the “409A Authorities”) and (B) has been operated in compliance with the 409A Authorities since January 1, 2009.  Each Nonqualified Deferred Compensation Plan has been in documentary compliance with the 409A Authorities since January 1, 2009.

(xii)  The Company and each of its Subsidiaries have at all times acted consistently with their obligations under the Affordable Care Act, as amended, and the rules and regulations promulgated thereunder, including with respect to providing notice to employees, offering affordable, minimum value medical insurance coverage to substantially all of its full-time employees (within the meaning of Section 4980H of the Code) and otherwise in respect of the “Employer Shared Responsibility” provisions of Section 4980H of the Code, and neither Parent nor any of its affiliates is reasonably likely to have any liability from and after the Closing in connection with such law, rules, regulations or provisions as they relate to the Company and its Subsidiaries.  None of the Company or any of its Subsidiaries has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Benefit Plan.

(n)  Taxes.  (i) Each of the Company and its Subsidiaries and any Company Affiliated Group has timely filed (after taking into account any extensions) all tax returns required to be filed in the manner prescribed by applicable Law.  All such tax returns are complete and correct in all material respects.  Each of the Company and its Subsidiaries and any Company Affiliated Group has timely paid all taxes due, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve, in accordance with GAAP, for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Neither the Company nor any of its Subsidiaries has any liability for any taxes of any person other than the Company or any of its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of any tax Law), (B) as a transferee or successor or (C) by Contract (other than Contracts of a commercial nature not principally related to taxes).

(ii)  No tax return of the Company or any of its Subsidiaries or any Company Affiliated Group is or has ever been under, or has been threatened in writing (or otherwise, to the knowledge of the Company) with, audit or examination by any taxing authority which audit or examination has not been closed, and no written, or to the knowledge of the Company unwritten, notice of such an audit or examination has been received by the Company or any of its Subsidiaries which audit or examination has not been closed.  There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company or any of its Subsidiaries or any Company Affiliated Group.  Each deficiency resulting from any completed audit or examination or concluded litigation relating to taxes by any taxing authority has been timely paid.  No issues relating to taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no issues relating to taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. The tax returns of the Company and its Subsidiaries have been examined by the relevant taxing authority for all years through December 31, 2010. The relevant statute of limitations is closed with respect to all tax returns of the Company and its Subsidiaries for all years through December 31, 2010.

(iii)  There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes, and no power of attorney with respect to any taxes (other than powers of attorney authorizing employees of the Company or of any of its Subsidiaries to act on their behalf) has been executed or filed with any taxing authority by or on behalf of the Company or any of its Subsidiaries.

(iv)  No Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for taxes not yet due or Liens for taxes being contested in good faith through appropriate proceedings and for which adequate reserves in accordance with GAAP have been established on the Company’s books and records.

(v)  Neither the Company nor any of its Subsidiaries is a party to or bound by or currently has any liability under any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement (including pursuant to Section 7121 of the Code) or other agreement relating to taxes with any taxing authority).

(vi)  Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date (i) taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed SEC Documents) in a taxable period prior to the Closing Date but was not recognized for tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of any tax Law or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Closing Date) or (ii) income deferred under Section 108(i) of the Code in a taxable period beginning prior to the Closing Date.

(vii)  Each of the Company and its Subsidiaries has complied in all respects with all applicable Laws relating to the collection, payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3102 and 3402 of the Code or comparable provisions of any tax Law) and has, within the time and the manner prescribed by Law, collected withheld from and paid over to the proper taxing authorities all amounts required to be so collected, withheld and paid under applicable Laws.

(viii)  Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code.

(ix)  No property owned by the Company or any of its Subsidiaries (A) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (B) constitutes “tax exempt use property” within the meaning of Section 168(h) of the Code or (C) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.  Neither the Company nor any of its Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Code, as in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982, and none of the assets of the Company or any of its Subsidiaries is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(x)  Neither the Company nor any of its Subsidiaries (A) is classified as a partnership or disregarded entity for U.S. Federal income tax purposes, (B) has ever made an election under Treasury Regulation Section 301.7701-3(c) to be classified as a partnership or disregarded entity for U.S. Federal income tax purposes, (C) has ever made a similar election under any tax Law or (D) is or has ever been classified as an S corporation for U.S. Federal income tax purposes (or for comparable purposes under any tax Law).

(xi)  Section 3.01(n)(xi) of the Company Letter sets forth, as of the date of this Agreement, the following information with respect to the Company and its Subsidiaries: (A) the amount of any net operating losses, unused investment or other credits, unused foreign tax credits or excess charitable contributions of the Company or any of its Subsidiaries for Federal income tax, alternative minimum tax or any other tax purposes (including dates of expiration of such items and any limitations on such items), and (B) a list of all tax audits or examinations that are ongoing or threatened by any taxing authority and an estimate of the amount of taxes at issue in each such audit or examination.

(xii)  Since December 31, 2011, there has been no change in ownership, within the meaning of Section 382(g) of the Code, of the Company or any of its Subsidiaries.

(xiii)  No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) by any person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).  Section 3.01(n)(xiii) of the Company Letter sets forth (A) the Company’s reasonable, good faith estimate of the maximum amount that could be paid to each such “disqualified individual” as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) and (B) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each such “disqualified individual”, in each case calculated as of the date of this Agreement.  No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(xiv)  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution (A) of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the two year period ending on the date of this Agreement or (B) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or any of the other transactions contemplated by this Agreement.

(xv)  Each of the Company and its Subsidiaries has disclosed on its U.S. Federal income tax returns and reports all positions taken therein that could give rise to a substantial understatement of U.S. Federal income tax within the meaning of Section 6662 of the Code.

(xvi)  All related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any tax Law. Each of the Company and its Subsidiaries has maintained all necessary documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any tax Law. Section 3.01(n)(xvi) of the Company Letter sets forth a list of the Company’s transfer pricing studies relevant to any taxes or tax return for any period for which the relevant statute of limitations is open.

(xvii)  Neither the Company nor any of its Subsidiaries owns any interest in any person that is treated as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code with respect to the Company or such Subsidiary.

(xviii)  The Company and each of its Subsidiaries have conducted all aspects of their business in accordance with the terms and conditions of all tax rulings and tax concessions that were provided by any relevant taxing authority.

(xix)  Neither the Company nor any of its Subsidiaries has ever participated in any “reportable transaction”, as defined in Treasury Regulation Section 1.6011-4(b).

(xx)  For purposes of this Agreement, (A) “taxes” means all (1) Federal, state and local (in each case, whether domestic or foreign) taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value-added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties or additions imposed with respect thereto, and any -obligations under any Contracts with any other person with respect to such amounts (other than Contracts of a commercial nature not principally related to taxes), (2) liability for the payment of any amounts of the type described in clause (1) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, and (3) liability for the payment of any amounts as a result of transferee or successor liability with respect to the payment of any amounts of the type described in clause (1) or (2); (B) “Company Affiliated Group” means each affiliated, consolidated, combined, unitary or aggregate group of which the Company or any of its Subsidiaries is or has been a member; (C) “taxing authority” means any Governmental Entity exercising regulatory authority in respect of any taxes; and (D) “tax return” means any Federal, state or local (in each case, whether domestic or foreign) return, declaration, report, estimate, form, claim for refund, information return, statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)) or other document, in each case relating to taxes (including any related or supporting information with respect thereto, any certificate, schedule or attachment thereto and any amendment thereof).

(o)  Properties.  (i) Each of the Company and its Subsidiaries has good and marketable title to, or in the case of leased real property and leased tangible assets has valid and enforceable leasehold interests in, all of its properties and tangible assets, free and clear of all Liens, except for Permitted Liens.

(ii)  The material real property and tangible assets owned or leased by the Company and its Subsidiaries, or which they otherwise have the right to use, are sufficient (subject to normal wear and tear) to operate their businesses in substantially the same manner as they are currently conducted by the Company.  The material tangible assets and real property (including the electrical, power, cooling and mechanical infrastructure) of the Company and each of its Subsidiaries are each in good working order, and have been maintained in accordance with prudent industry practice.

(iii)  Section 3.01(o)(iii) of the Company Letter sets forth a complete and correct list of all real property and interests in real property leased by the Company or any of its Subsidiaries as of the date of this Agreement (each such property, a “Leased Real Property”). Neither the Company nor any of its Subsidiaries currently owns in fee any real property or interests in real property.

(iv)  With respect to each Leased Real Property, (A) the Merger and the other transactions contemplated by this Agreement do not require the consent of any party to any lease, (B) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof and (C) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein.

(v)  Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases of Leased Real Property to which it is a party and under which it is in occupancy, and each such lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to the Bankruptcy and Equity Exception.  Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession in all material respects under all the leases to Leased Real Property to which it is a party and under which it is in occupancy.

(vi)  Without limiting the generality of the foregoing, all real property and each of the Company’s and its Subsidiaries’ use of or occupancy of all or any portion of the premises demised by the Leased Real Property (e.g., the entire building or land and building or specified suites, units or portions of a building) (the “Demised Premises”) complies with all applicable codes and Laws relating to use and occupancy, including all zoning codes and related rules and regulations and the codes and standards for building quality, fire protection and life safety promulgated by the National Fire Association or a jurisdictional equivalent entity or any certificate of occupancy affecting all or any portion of the Demised Premises. Each of the Company and its Subsidiaries has in effect Permits necessary for it to legally occupy all or any portion of the Demised Premises and to carry on its business as currently conducted and there has occurred no violation of, or default (with or without notice or lapse of time, or both) under, any such Permit or codes or Laws applicable to occupancy thereof. There is no event which is reasonably likely to result in the revocation, cancelation, non-renewal or adverse modification of any such Permit.

(p)  Intellectual Property.  (i) Section 3.01(p)(i) of the Company Letter sets forth a complete and correct list of all issued patents, patent applications, registered trademarks and applications therefor, trade names, registered service marks, registered copyrights and applications therefor and domain names and applications therefor, if any, owned by the Company or any of its Subsidiaries as of the date of this Agreement.  The Company has made available to Parent complete and correct copies of, and Section 3.01(p)(i) of the Company Letter sets forth a complete and correct list of, all material license agreements relating to Intellectual Property to or by which the Company or any of its Subsidiaries is a party or bound as of the date of this Agreement, other than (except with respect to licenses or rights referred to in clause (ii)(L) below) nonexclusive licenses granted in the ordinary course of the business of the Company and its Subsidiaries consistent with past practice.

(ii) (A) The Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, without payments to third parties and free and clear of any Liens) all Intellectual Property necessary for or material to the conduct of its business as currently conducted and such rights are not subject to termination by any third party.

(B)  All issued patents, patent applications, registered trademarks and applications therefor, trade names, registered service marks, design rights, registered copyrights and applications therefor and domain names and applications therefor owned by the Company or any of its Subsidiaries have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(C)  To the knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any person.

(D)  There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened with respect to, and neither the Company nor any of its Subsidiaries has been notified in writing of, any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any person.  Since January 1, 2012, the Company has not been notified in writing of any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any person.  There is no investigation pending or, to the knowledge of the Company, threatened with respect to any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any person.

(E)  To the knowledge of the Company, no person or any product or service of any person is infringing upon or otherwise violating in any material respect any Intellectual Property rights of the Company or any of its Subsidiaries.

(F)  The Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality of their confidential Intellectual Property.  Each of the former or current members of management or key personnel of the Company or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned or used in the business of the Company or any of its Subsidiaries, have assigned or otherwise transferred to the Company or any of its Subsidiaries all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such person in any material Intellectual Property owned or used by the Company or any of its Subsidiaries, and such assignment or transfer is effective with respect to all such material Intellectual Property. None of the former or current members of management or key personnel of the Company or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned or used by the Company or any of its Subsidiaries, have a valid claim against the Company or any of its Subsidiaries with respect to the involvement of such persons in the conception and development of any material Intellectual Property owned, claimed to be owned or intended to be owned or used by the Company or any of its Subsidiaries, and no such claim has been asserted or, to the knowledge of the Company, threatened.  To the knowledge of the Company, none of the current or former employees, agents, consultants and independent contractors of the Company or any of its Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or any of its Subsidiaries in furtherance of their business as currently conducted, which patents or applications have not been assigned to the Company or any of its Subsidiaries.

(G)  The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, or result in any release of any source code or materials from escrow under, or give rise to any right, license or encumbrance relating to, any material Intellectual Property owned or used by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries now has or has had any agreement with any third party, or any right of termination, cancelation or acceleration of any material Intellectual Property right or obligation set forth in any agreement to or by which the Company or any of its Subsidiaries is a party or bound, or the loss or encumbrance of any material Intellectual Property or material benefit related thereto, or result in the creation of any Lien in or upon any material Intellectual Property or right.

(H)  To the extent Third Party Software is distributed or utilized in services provided to customers of the Company or any of its Subsidiaries together with the Intellectual Property of the Company or any of its Subsidiaries in its past or present products or services, (1) the third parties licensing or otherwise providing such Third Party Software to the Company or its Subsidiaries as of the date of this Agreement have been identified in Section 3.01(p)(ii)(H)(1) of the Company Letter, (2) all licenses necessary from such third parties to permit such marketing, distribution or provision of support have been obtained, are active, assignable and have been complied with, (3) no royalties or payments are due (or such royalties and payments are identified in Section 3.01(p)(ii)(H)(3) of the Company Letter) and (4) there are no obligations under the licenses for such Third Party Software to provide access to any third party to, or permit any third party to copy, modify or distribute, any Intellectual Property owned or distributed, marketed or used in the provision of services or support by the Company or any of its Subsidiaries.

(I)  None of the source code or other material trade secrets of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries, except pursuant to a non-disclosure agreement that is, in all material respects, in the standard form used by the Company that has been made available to Parent prior to the date of this Agreement, or, to the knowledge of the Company, by any other person to any person except pursuant to licenses or Contracts requiring such other person to keep such trade secrets confidential.

(J)  No person has any marketing or distribution rights to any material Intellectual Property of the Company or any of its Subsidiaries.

(K)  Neither the Company nor any of its Subsidiaries has assigned, sold or otherwise transferred ownership of any material issued patent, patent application, registered trademark or application therefor, service mark, registered copyright or application therefor or any other material Intellectual Property since January 1, 2011.

(L)  No licenses or rights have been granted by the Company or any of its Subsidiaries to a third party to distribute the source code for, or to use any source code to create Derivative Works of, any product or service currently marketed by, commercially available from or under development by the Company or any of its Subsidiaries for which the Company or one of its Subsidiaries possesses the source code.

(M)  The Company and each of its Subsidiaries has (1) created and has safely stored back-up copies of all their material computer programs and Software (including object code, source code and associated data and documentation) and (2) taken reasonable steps to protect their material Intellectual Property and their rights thereunder and, to the knowledge of the Company, no such rights to any material Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Company or any of its Subsidiaries.

(N)  Section 3.01(p)(ii)(N) of the Company Letter identifies any and all open source, public source or freeware Software or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU General Public License, Affero General Public License, GNU Lesser General Public License or limited general public license, that is used in, incorporated into, integrated or bundled with any Intellectual Property, product or service of the Company or any of its Subsidiaries as of the date of this Agreement.

(O)  The Company and its Subsidiaries are in compliance with all Contracts pursuant to which any source code of the Company or any of its Subsidiaries has been placed into escrow (other than any noncompliance which would not (with or without notice or lapse of time or both) affect whether such source code would be released from such escrow), neither the Company nor any of its Subsidiaries is in material breach or default under any such Contract and no source code has been released from escrow pursuant to any such Contract.

(P)  The Company and its Subsidiaries have taken all commercially reasonable steps and have implemented commercially reasonable procedures to protect their information technology systems (including software and data) from Contaminants, and to the knowledge of the Company there have been no unauthorized intrusions or breaches of the security of such information technology systems.  “Contaminants” means all “back doors,” “time bombs,” “Trojan horses,” “worms,” “drop dead devices,” “viruses” and other software routines and hardware components that permit unauthorized access to or unauthorized disablement or erasure of any software, data or information technology system.

(iii)  For purposes of this Agreement, “Derivative Work” shall have the meaning set forth in 17 U.S.C. Section 101.

(iv)  For purposes of this Agreement, (A) “Intellectual Property” means Software, trademarks (registered or unregistered), design rights (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, Software and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing; (B) “Software” means all types of computer software programs, including operating systems, application programs, software tools, Firmware and software imbedded in equipment, including both object code and source code; the term “Software” shall also include all written or electronic data, documentation and materials that explain the structure or use of Software or that were used in the development of Software, including software specifications, or are used in the operation of the Software, including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases; the term “Firmware” shall include all types of firmware, firmware specifications, masks, circuit layouts, hardware and hardware descriptions; and (C) “Third Party Software” means Software with respect to which a third party holds any copyright or other ownership right (and, therefore, such Software is not owned exclusively by the Company or any of its Subsidiaries).

(q)  Products.  Except as is not reasonably likely to be material, individually or in the aggregate, to the Company and its Subsidiaries, each of the products and services made available, produced or sold by the Company and its Subsidiaries (i) is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable Laws, (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and (iii) when used in accordance with its associated documentation, is capable of correctly processing, providing and/or receiving data for non-English speaking countries (including those that use double-byte characters) and data specific to a particular country’s language.  There is no material design defect with respect to any of such products.

(r)  Inventory.  As of the date of this Agreement, each item of Inventory, whether reflected in the Baseline Financials or subsequently acquired, (i) is free of any material defect or deficiency and (ii) is in good, usable and currently marketable condition (subject, in the case of raw materials and work-in-process, to the completion of the production process) and are and will be in quantities sufficient for the normal operation of the business of the Company and its Subsidiaries in accordance with past practice.  For purposes of this Agreement, “Inventory” means inventories of any of the products of the Company and its Subsidiaries, and raw materials, work-in-process, wrappings, supply and packaging items relating thereto, in each case owned by the Company or any of its Subsidiaries.

(s)  Receivables.  As of the date of this Agreement, all the Receivables (i) represent actual indebtedness or other obligations incurred by the applicable account debtors and (ii) have arisen from bona fide transactions in the ordinary course of business.  As of the date of this Agreement, all the Receivables are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts.  For purposes of this Agreement, “Receivables” means all receivables constituting the right of the Company or any of its Subsidiaries to receive payments in respect of goods or services.

(t)  Insurance.  The Company or its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are customary for businesses in the Company’s and its Subsidiaries’ business.  Section 3.01(t) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of the insurance policies maintained by the Company and its Subsidiaries and the annualized premium payable with respect to each such policy.  All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation.  There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed.

(u)  Unlawful Payments.  (i) Neither the Company nor any of its affiliates, nor any director, officer, employee, agent or representative of the Company or any of its affiliates, nor any other person acting for or on behalf of the Company or any of its affiliates:

(A)  has directly or indirectly (I) made, offered or promised to make, or authorized the making of, any unlawful payment to any person, (II) given, offered or promised to give, or authorized the giving of, any unlawful gift, political or charitable contribution or other thing of value or advantage to any person, (III) requested or received any unlawful payment, gift, political or charitable contribution or other thing of value or advantage or (IV) violated any provision of the FCPA, the UK Bribery Act or any other Law that prohibits corruption or bribery; or

(B)  has been investigated by any Governmental Entity, or been the subject of any allegation, with respect to conduct within the scope of subsection (A) above.

(ii)  There have been no, and, as of the Closing Date, will be no, false or fictitious entries made in the books or records of the Company or any of its affiliates relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage and neither the Company nor any of its affiliates has established or maintained, or will establish or maintain, a secret or unrecorded fund.

(iii)  [RESERVED]

(iv)  The Company and its affiliates have in place policies, procedures and controls that are designed to mitigate the risk of any conduct within the scope of subsection (i)(A) above occurring.

(v)  Without limiting the generality of the foregoing, each of the Company and its Subsidiaries, and each of their respective employees, consultants, agents and representatives, is in compliance with all applicable Laws relating to its lobbying activities and campaign contributions, if any, and all filings required to be made under any Law relating to such lobbying activities and campaign contributions are accurate and have been properly filed with the appropriate Governmental Entity.  Section 3.01(u)(v)(A) of the Company Letter sets forth, as of the date of this Agreement, each filing with a Governmental Entity relating to such lobbying activities and campaign contributions, including the name of any registered lobbyist or influencer and the Governmental Entity to which such filing was provided.  Section 3.01(u)(v)(B) of the Company Letter sets forth, as of the date of this Agreement, each campaign contribution made by the Company or its Subsidiaries, including the amount thereof, the name of the beneficiary thereof and the Governmental Entity that regulates campaign contributions to such beneficiary.

(vi)  For the avoidance of doubt, any reference to “other thing of value” in this Section 3.01(u) includes meals, entertainment, travel and lodging.  For purposes of this Agreement, the “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and any rules, regulations and guidance promulgated thereunder, and “UK Bribery Act” means Bribery Act 2010 (c.23), as amended, and any rules, regulations and guidance promulgated thereunder.

(v)  Government Contracts.  (i) None of the employees, consultants, agents, franchisees or distributors of the Company or any of its Subsidiaries is or during the last six years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity.  There is no pending, and during the last six years there has been no, audit or investigation by a Governmental Entity with respect to any alleged improper activity, misstatement or omission arising under or relating to any Contract between or among the Company or any of its Subsidiaries, or any of their respective franchisees or distributors and any Governmental Entity (a “Government Contract”).  During the last six years, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, has had reason to conduct, initiate or report any internal investigation, or has made a voluntary disclosure that confirmed the existence of or disclosed any alleged improper activity, misstatement or omission arising under or relating to a Government Contract.  None of the Company, its Subsidiaries or any of their respective employees, consultants, agents, franchisees or distributors has made any intentional misstatement or omission in connection with any voluntary disclosure that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in the immediately preceding two sentences or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(ii)  There are (A) no outstanding written and, to the knowledge of the Company, no threatened claims against the Company or any of its Subsidiaries by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract and (B) no disputes between the Company or any of its Subsidiaries and a Governmental Entity under the Contract Disputes Act of 1978, as amended (the “Contract Disputes Act”), or similar applicable Law or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.  No event, condition or omission has occurred that would constitute grounds for a claim or a dispute under clause (A) or (B).  Neither the Company nor any of its Subsidiaries has an interest in any pending or potential claim under the Contract Disputes Act or similar applicable Law against a Governmental Entity or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(iii)  None of the Company, its Subsidiaries or any of their respective employees, consultants, agents, franchisees or distributors is (or during the last six years has been) suspended or debarred from doing business with a Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity.

(iv)  All material test and inspection results that the Company or its Subsidiaries have provided to a Governmental Entity or any other entity pursuant to a Government Contract or as a part of the delivery to a Governmental Entity pursuant to a Government Contract of any article designed, engineered or manufactured by the Company or its Subsidiaries were complete and correct in all material respects.  Either the Company or one of its Subsidiaries has provided all test and inspection results to the relevant Governmental Entity pursuant to each Government Contract as required by applicable Law and the terms of the applicable Government Contract.

(v)  With respect to each Government Contract (A) the Company and each of its Subsidiaries, as applicable, have complied in all material respects with the terms and conditions of such Government Contract; (B) the Company and each of its Subsidiaries, as applicable, have complied with all requirements of all applicable Law or agreements pertaining to such Government Contract; (C) all representations and certifications set forth in or pertaining to such Government Contract were current, complete and correct as of their effective date, and the Company or one of its Subsidiaries has complied in all material respects with all such representations and certifications; (D) no Governmental Entity, nor any prime contractor, subcontractor, vendor or other entity, has notified the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries has breached or violated any applicable Law pertaining to such Government Contract; (E) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract and, to the knowledge of the Company,  no event, condition or omission has occurred or exists that would constitute grounds to any such action; (F) no material cost incurred by the Company or its Subsidiaries pertaining to such Government Contract is the subject of any investigation or has been disallowed by the relevant Governmental Entity; (G) no money due to the Company or its Subsidiaries pursuant to such Government Contract has been withheld or set off; and (H) such Government Contract is valid and subsisting.

(w)  State Takeover Statutes.  Assuming the accuracy of Section 3.02(e), the approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(d) constitutes the only action necessary to render inapplicable to this Agreement, the Stockholders Agreements, the Merger, the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, and compliance with the terms of this Agreement and the Stockholders Agreements, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Stockholders Agreements, the Merger, the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, or compliance with the terms of this Agreement.  No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, or compliance with the terms of this Agreement.

(x)  Voting Requirements.  The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting as a single class and, in the case of the Company Preferred Stock, on an as-converted basis in accordance with the terms of Section 10 of the Company Preferred Stock Certificate of Designation in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(y)  Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person, other than Goldman Sachs & Co., the fees and expenses of which will be paid by the Company or one or more of its Subsidiaries, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has delivered to Parent complete and correct copies of all agreements under which such fee or commission is payable and all indemnification and other agreements related to the engagement of the persons to whom such fee is payable.  The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company or any of its Subsidiaries in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement incurred or to be incurred by the Company or any of its Subsidiaries in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement will not exceed the fees and expenses set forth in Section 3.01(y) of the Company Letter.

(z)  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Goldman Sachs & Co. to the effect that, as of the date of such opinion, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid in accordance with Section 2.01(c) of this Agreement to the holders (other than Parent and its affiliates) of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company, solely for informational purposes, has provided to Parent a copy of any such opinion, or if such opinion has not been delivered to the Board in written form as of the execution of this Agreement, then the Company shall deliver to Parent a copy of any such opinion received by the Board in written form for informational purposes only promptly following receipt thereof.

(aa)  Auditor Relationship.  Section 3.01(aa) of the Company Letter sets forth a complete and correct list of all relationships, audit or otherwise (including a description of services that the Company or any of its Subsidiaries has received, or is receiving, in connection with each such relationship), between the Company or any of its Subsidiaries, on the one hand, and PricewaterhouseCoopers LLP or any of its affiliates, on the other hand.

SECTION 3.02.  Representations and Warranties of Parent and Sub.  Parent and Sub represent and warrant to the Company as follows:

(a)  Organization.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as currently conducted.

(b)  Authority; Noncontravention.  Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub).  The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub).  This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the certificate of incorporation or bylaws (or similar organizational documents) of Parent or Sub, (ii) any Contract or Permit to or by which Parent or Sub is a party or bound or to or by which their respective properties or assets are subject or bound or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law (assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub) or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, is not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.  No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement or the compliance by Parent and Sub with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (C) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, is not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)  Information Supplied.  None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)  Interim Operations of Sub.  Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.

(e)  State Takeover Statutes.  None of Parent, Sub or any other affiliate of Parent has been an “interested stockholder” with respect to the Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of DGCL.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01.  Conduct of Business.  (a) Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (which shall not be unreasonably delayed) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers, software developers and other employees, to preserve their assets and technology, their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and to maintain their franchises, rights and Permits.  Without in any way limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (which shall not be unreasonably delayed) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter (with specific reference to the subsection of this Section 4.01 to which the information set forth in such Section relates), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, warrants, restricted shares, calls or rights to acquire any such shares or other securities (including any Stock Options or Restricted Shares, except pursuant to the forfeiture conditions of such Stock Options or Restricted Shares or the cashless exercise or tax withholding provisions of such Stock Options or Restricted Shares, in each case only if and to the extent required by the terms of such awards as in effect on the date of this Agreement) or (D) take any action that would result in any amendment, modification or change of any term of any material indebtedness of the Company or any of its Subsidiaries;

(ii)  issue, deliver, sell, pledge or otherwise encumber any (A) shares of its capital stock, other equity or voting interests or Equity Equivalents (other than (x) the issuance of shares of Company Common Stock upon the exercise of Stock Options or rights under the ESPP, in each case outstanding as of the date of this Agreement and only if and to the extent required by the terms of the Company Stock Plans as in effect on the date of this Agreement and (y) the issuance of shares of Company Common Stock upon conversion of Company Preferred Stock pursuant to Section 8 of the Company Preferred Stock Certificate of Designation), or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or Equity Equivalents;

(iii)  amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(iv)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets other than (x) assets purchased for resale by the Company in the ordinary course of business and (y) assets with a purchase price not in excess of $500,000 in the aggregate and acquired in the ordinary course of business consistent with past practice;

(v)  sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except (A) grants of nonexclusive licenses in the ordinary course of business consistent with past practice and (B) sales of Inventory or used equipment in the ordinary course of business consistent with past practice and except for Permitted Liens incurred in the ordinary course of business consistent with past practice;

(vi)  (A) repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case other than (x) borrowings in the ordinary course of business under the Company’s existing principal credit facility which borrowings are prepayable at any time without premium or penalty and (y) the payment or prepayment of borrowings thereunder in accordance with its terms in the ordinary course of business consistent with past practice without prepayment premium or penalty, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than (1) the Company or any direct or indirect wholly owned Subsidiary of the Company and (2) advances of travel and similar expenses to employees in the ordinary course of business consistent with past practice;

(vii)  incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000;

(viii)  (A) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms on the date of this Agreement, of claims, liabilities or obligations reserved against in the Baseline Financials (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to or by which the Company or any of its Subsidiaries is a party or bound unless, in the case of clause (C), the failure to grant any such waiver, modification or consent or any action to enforce would reasonably be likely to result in a breach of the fiduciary duties of the Company’s Board of Directors under applicable Law and the Company has given prior written notice of such to Parent;

(ix)  enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property or acquire any interest in real property;

(x)  modify or amend in any material respect, or accelerate, terminate or cancel, any Material Contract or waive any right to enforce, relinquish, release, transfer or assign any rights or claims thereunder, other than immaterial modifications or amendments made in the ordinary course of business consistent with past practice;

(xi)  enter into any Contract that is not in the ordinary course of business or that is inconsistent with past practice;

(xii)  except as required to ensure that any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required pursuant to this Agreement, (A) adopt, establish, enter into, terminate, amend or modify any Benefit Plan or Benefit Agreement, (B) increase in any manner the compensation or benefits of, or pay any bonus or award to, or grant any loan to, any Company Personnel, other than as required pursuant to the terms of any applicable Benefit Plans or Benefit Agreements as in effect as of the date of this Agreement, (C) pay or provide to any Company Personnel any compensation or benefit not provided for under a Benefit Plan or Benefit Agreement as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with past practice, (D) grant or amend any award under any Benefit Plan (including the grant or amendment of Stock Options, Restricted Shares, restricted stock units, stock appreciation rights, performance units, stock purchase rights or other equity or equity-based compensation) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, (E) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any Company Personnel, other than payments required pursuant to the terms of any applicable Benefit Plans or Benefit Agreements as in effect as of the date of this Agreement, (F) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (G) take any action to accelerate, or that could reasonably be expected to result in the acceleration of, the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or Benefit Agreement or otherwise or (H) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xiii)  form any Subsidiary of the Company;

(xiv)  enter into any Contract containing any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent such conflicts, results, defaults, rights, losses or entitlements are required by applicable Law;

(xv)  enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xvi)  [RESERVED]

(xvii)  except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(xviii)  write-down any of its material assets, including any Intellectual Property, or make any change in any financial or tax accounting principle, method or practice, other than as required by GAAP or applicable Law;

(xix)  engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking activity, in each case in this clause (D) in a manner outside the ordinary course of business or inconsistent with past practice;

(xx)  take any action or fail to take any action with the knowledge that such action or failure to act would reasonably be likely to result in the material loss or reduction in value of the Intellectual Property of the Company and its Subsidiaries, taken as a whole;

(xxi)  enter into, extend or renew (A) any Contract or amendment thereof which, if executed prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(i)(i)(A), (B), (C), (E), (F), (H), (J), (M), (O) or (T), (B) any Contract or amendment thereof that grants any person the right or ability to access, license or use all or a material portion of the Intellectual Property of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice or (C) any Contract providing for the services of any dealer, distributor, sales representative or similar representative; provided, however, that solely for purposes of this clause (C) (and not clauses (A) or (B) above) the Company may enter into, extend or renew any Contract providing for the services of any dealer, distributor, sales representative or similar representative; provided, that with respect to this clause (C), in each case (x) such entry, extension or renewal is in the ordinary course of business and is not inconsistent with past practice and (y) if the entry, extension or renewal is other than on standard terms and conditions, including any terms and conditions relating to geographic exclusivity, the Company shall have provided Parent with prior written notice of the material terms of the proposed Contract, extension or renewal and not less than 48 hours to comment on such terms;

(xxii)  enter into any Contract or material amendment thereof which, if executed prior to the date of this Agreement, would have been disclosed pursuant to Section 3.01(i)(i)(G), (I), (K), (L), (Q) or (S), other than any Contract pursuant to which the Company or any of its Subsidiaries has been or is being granted a license to source code in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(xxiii)  amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover or similar statute inapplicable to any transaction other than the Merger; or

(xxiv)  authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b)  Certain Tax Matters.  During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all tax returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity before the Closing (after taking into account any extensions), and all Post-Signing Returns shall be complete and correct and shall be prepared on a basis consistent with the past practices of the Company and its Subsidiaries and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions); provided that no Post-Signing Returns shall be filed with any taxing authority without Parent’s prior written consent (which consent shall not be unreasonably delayed or withheld); (ii) the Company and each of its Subsidiaries shall timely pay all taxes due and payable owed by each such entity other than any taxes being contested in good faith through appropriate proceedings and for which adequate reserves in accordance with GAAP have been established on the Company’s books and records; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with GAAP and past practice for all taxes payable by the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company shall promptly notify Parent of any suit, claim, action, assessment, investigation, proceeding or audit (collectively, “tax actions”) pending against or with respect to the Company or any of its Subsidiaries in respect of any tax and will not settle or compromise any such tax action without Parent’s prior written consent (which consent shall not be unreasonably delayed or withheld); (v) none of the Company or any of its Subsidiaries will make, revoke or change any material tax election without Parent’s prior written consent (which consent shall not be unreasonably delayed or withheld); and (vi) the Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of tax returns and reports and tax audits.

(c)  Additional Tax Matters.  (i) The Company and each of its Subsidiaries shall cooperate, and shall,  to the extent within its control, cause its respective affiliates, directors, officers, employees, contractors, consultants, agents, auditors and representatives reasonably to cooperate, with Parent in preparing and filing all tax returns, resolving tax disputes and in all other tax matters, including by maintaining and making available to Parent and its affiliates all books and records relating to taxes.

(ii)  The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(iii)  No later than five business days prior to the Closing Date, the Company shall deliver to Parent a list of the holders of Company Capital Stock, Stock Options and Restricted Shares, in each case along with such holders’ address and taxpayer identification numbers for U.S. Federal income tax purposes.  The Company acknowledges and consents that Parent shall be entitled to deliver such list (including the holders’ addresses and taxpayer identification numbers) to the Paying Agent for the purpose of facilitating the payment of the Merger Consideration and the treatment of Stock Options and Restricted Shares as contemplated by Section 5.04.

(iv)  All tax sharing agreements, arrangements and practices between the Company (and any affiliates of the Company) on the one hand, and any other party, on the other hand, (other than such tax sharing agreements, arrangements and practices of a commercial nature not principally related to taxes) shall be terminated on or before the Closing. After the Closing, none of the Company or any affiliate of the Company shall have any rights or obligations under any such tax sharing agreement, arrangement or practice.

SECTION 4.02.  No Solicitation.  (a) Notwithstanding any provision in this Agreement to the contrary, the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly (and it shall instruct and cause each applicable Subsidiary, if any, to instruct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries not to), (i) solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any Takeover Proposal or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information that could reasonably be expected to lead to, or otherwise knowingly cooperate in any way with, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide unsolicited written Takeover Proposal that the Board of Directors of the Company determines in good faith constitutes or could reasonably be expected to lead to a Superior Proposal, and which unsolicited Takeover Proposal did not result from a breach of this Section 4.02 or any other provision of this Agreement, the Company may, and may permit and authorize its Subsidiaries and its representatives and advisors and its Subsidiaries’ representatives and advisors to, in each case subject to compliance with Section 4.02(c) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives and advisors) pursuant to a confidentiality agreement which contains terms that are no less restrictive than those contained in the Agreement for Exchange of Confidential Information, Agreement Number WH15001, dated as of May 27, 2015 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”); provided that all such information had been provided or made available, or is substantially concurrently provided or made available, to Parent, and (B) participate in discussions or negotiations with, and only with, the person making such Takeover Proposal (and its representatives and advisors) regarding such Takeover Proposal.  Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of its Subsidiaries, any employee of the Company or any of its Subsidiaries that executed an Offer Letter on or prior to the date hereof or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person or group (other than Parent or Sub or any of their affiliates) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or represent 10% or more of the total consolidated revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (ii) 10% or more of the outstanding voting equity interests of the Company or of any class of capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (i) above.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide unsolicited written offer which did not result from a breach of Section 4.02(a) made by any person (other than Parent or Sub or any of their affiliates) that, if consummated, would result in such person (or, in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Capital Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (i) provides consideration that is more favorable to the stockholders of the Company than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b)  Neither the Board of Directors of the Company nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) recommend, declare advisable or propose to recommend or declare advisable, the approval or adoption of any Takeover Proposal or resolve or agree to take any such action, or adopt or approve any Takeover Proposal, or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)), or resolve or agree to take any such action (each, an “Acquisition Agreement”).  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to the Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal or an Intervening Event, effect an Adverse Recommendation Change; provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law; and provided further, that the Board of Directors of the Company may not effect such an Adverse Recommendation Change unless (A) the Board of Directors of the Company shall have first provided prior written notice to Parent (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and (B) Parent does not make, within five business days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of national reputation and outside legal counsel), (x) cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or (y) obviate the need for an Adverse Recommendation Change as a result of an Intervening Event (it being understood and agreed that any amendment or modification of such Superior Proposal (other than a non-substantive amendment or modification) shall require a new Adverse Recommendation Change Notice and a new five business day period).  The Company agrees that, during the five business day period prior to its effecting an Adverse Recommendation Change, the Company and its officers, directors and representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent.

For purposes of this Agreement, the term “Intervening Event” means any  event, circumstance or fact developing after the date of this Agreement, unknown to the Board of Directors of the Company, as of the date of this Agreement, which becomes known prior to the Stockholder Approval and which causes the Board of Directors of the Company to reasonably conclude in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that its failure to effect an Adverse Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(c)  In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall, as promptly as possible and in any event within 24 hours after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that the Company reasonably believes could lead to or contemplates a Takeover Proposal and (ii) the terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry.  Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall (A) on a daily basis at mutually agreeable times, advise and confer with Parent (or its outside counsel) regarding the progress of negotiations concerning any Takeover Proposal, the material resolved and unresolved issues related thereto and any other matters identified with reasonable specificity by Parent (or its outside counsel) and the material details (including material amendments or proposed amendments as to price and other material terms) of any such Takeover Proposal, request or inquiry and (B) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all documents and written or electronic communications relating to any such Takeover Proposal (including the financing thereof), request or inquiry exchanged between the Company, its Subsidiaries or any of their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the one hand, and the person making a Takeover Proposal or any of its affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand.

(d)  Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e‑2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company, the failure to make such disclosure would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b).

SECTION 4.03.  Conduct by Parent.  During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company prior to such action or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, take any action that could reasonably be expected to result in (a) any representation and warranty of Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (b) any such representation and warranty that is not so qualified becoming untrue in any material respect.

ARTICLE V

Additional Agreements

SECTION 5.01.  Preparation of the Proxy Statement; Stockholders Meeting.  (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and, no later than the twenty-fifth calendar day (or, if such calendar day is not a business day, on the first business day subsequent to such calendar day) immediately following the date of this Agreement, file with the SEC the preliminary Proxy Statement.  Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand.  Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) if the Board of Directors of the Company shall not have made an Adverse Recommendation Change, shall not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.  If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b)  The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference therein.  Parent agrees that none of such information will, at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)  The Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting the Company shall, absent any Legal Restraint that has the effect of preventing such action, cause to occur no earlier than the 30th calendar day or later than the 40th calendar day (or, if such calendar day is not a business day, on the first business day subsequent to such calendar day) immediately following the date of mailing of the Proxy Statement (the “Stockholders Meeting”), for the purpose of (x) obtaining the Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time and (y) requesting an advisory vote on change-in-control payments to executives of the Company as required by applicable SEC rules; provided, however, that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholders Meeting to the extent (and only to the extent) necessary in order to obtain a quorum of its stockholders and the Company shall use its commercially reasonable efforts to obtain such a quorum as promptly as practicable, (ii) the Company may delay the Stockholders Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by applicable Law, (iii) if the Company receives a Takeover Proposal, the price or material terms of a previously received Takeover Proposal are modified or amended or an Intervening Event occurs, in any such case during the five calendar day period immediately prior to the day of the Stockholders Meeting, the Company may adjourn or postpone the Stockholders Meeting until the date that is the fifth business day after the date on which the Stockholders Meeting would have otherwise been held and (iv) the Company may adjourn or postpone the Stockholders Meeting to the extent (and only to the extent) required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements.  The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Stockholders Meeting.  Subject to Section 4.02(b), (x) the Board of Directors of the Company shall recommend to holders of Company Capital Stock that they adopt this Agreement and shall include such recommendation in the Proxy Statement and (y) the Company shall use its commercially reasonable efforts to solicit the Stockholder Approval.  Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.  The Company shall provide updates to Parent with respect to the proxy solicitation for the Stockholders Meeting (including interim results) as reasonably requested by Parent.

SECTION 5.02.  Access to Information; Confidentiality.  (a) Subject to compliance with applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other representatives and advisors reasonable access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, make available to Parent any information concerning its business as Parent may reasonably request (including the work papers of BDO USA LLP).  Following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel and review the personnel records and such other information concerning the Company Personnel as Parent may reasonably request.  No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision of this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Agreement.  Except as required by any applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement.

(b)  Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, as and to the extent reasonably requested by Parent, provide Parent, to the extent applicable, with (i) a complete and correct list of all licenses issued by the Federal Communications Commission (the “FCC”) and held by the Company or any of its Subsidiaries (the “FCC Licenses”), (ii) complete and correct copies of each FCC License, (iii) the address and physical location of the device(s) covered by each FCC License, (iv) a written description of the purpose of the device(s) covered by each FCC License, (v) complete and correct copies of any Notices of Apparent Liability for Forfeiture issued by the FCC against the Company or any of its Subsidiaries and (vi) all reasonably available information in the possession of the Company or any of its Subsidiaries reasonably necessary for Parent to make an independent determination that the Company and its Subsidiaries have complied with FCC rules regarding changes of ownership control of the FCC Licenses (including descriptions of any transactions that effected a change of ownership or control of the FCC Licenses (including any intracompany reorganizations) and corporate organizational charts depicting the ownership structure of the holder of the FCC Licenses before and after any such change of ownership or control).

(c)  Subject to applicable law, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, reasonably cooperate to ensure an orderly transition and integration process in connection with the Merger and the other transactions contemplated by this Agreement in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.

SECTION 5.03.  Commercially Reasonable Efforts; Consultation and Notice.  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including transactions contemplated by the Stockholders Agreements), including using its commercially reasonable efforts to accomplish the following:  (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of commercially reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from any third party.  In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Stockholders Agreements or any of the Merger and the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, take commercially reasonable actions necessary to ensure that the Merger and the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Stockholders Agreements, the Merger and the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Sub be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective Subsidiaries.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Entity (A) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, or seeking to obtain from Parent or any of its Subsidiaries any damages in relation therewith; (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement; (C) seeking to directly or indirectly impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Capital Stock or any shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries, including the right to vote Company Capital Stock or the shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries on all matters properly presented to the stockholders of the Company, the Surviving Corporation or any of Parent’s Subsidiaries, respectively; or (D) seeking to (1) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its or Parent’s Subsidiaries or (2) directly or indirectly prevent the Company or its or Parent’s Subsidiaries from operating any of their respective businesses in substantially the same manner as operated by the Company and its or Parent’s Subsidiaries immediately prior to the date of this Agreement.  The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity.

(b)  (i) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material, individually or in the aggregate, operational developments, changes in the general status of relationships with customers and resellers, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(ii)  Except as prohibited by applicable Law, the Company shall promptly, upon having knowledge, notify Parent in writing of:

(A)  the occurrence of any matter or event that (1) is, or that could reasonably be expected to be, material (individually or in the aggregate) to the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) has resulted, or could reasonably be expected to result, in (I) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (II) any such representation and warranty that is not so qualified becoming untrue in any material respect or (III) any condition to the transactions contemplated hereby and set forth in Section 6.02 not being satisfied;

(B)  the failure of the Company to perform in any material respect any obligation to be performed by it under this Agreement;

(C)  any notice or other communication from any person (other than a Governmental Entity) alleging that notice to or consent of such person is required in connection with the Merger or the other transactions contemplated by this Agreement;

(D)  any notice or other communication from any customer, distributor or reseller to the effect that such customer, distributor or reseller is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of the Merger or the other transactions contemplated by this Agreement;

(E)  any material notice or other material communication from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to Parent, together with the Company’s written notice;

(F)  any filing or notice made by the Company with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such filing or notice shall be furnished to Parent together with the Company’s written notice; and

(G)  any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(h) or that relate to the consummation of the Merger or the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements;

provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(iii)  Parent, upon having knowledge, shall give prompt notice to the Company of (A) any representation or warranty made by Parent or Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) could not be satisfied or (B) the failure of Parent or Sub to perform in any material respect any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.03(b) could not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(c)  Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company, any of its Subsidiaries and/or any of their respective directors or officers relating to the Merger or the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, and will obtain the prior written consent of Parent prior to settling or satisfying any such claim, it being understood and agreed that this Section 5.03(c) shall not give Parent the right to direct such defense.

(d)  Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent, as the sole stockholder of Sub, will adopt this Agreement.

SECTION 5.04.  Equity Awards.  (a) As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i)  at the Effective Time, each Cash-Out Stock Option shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and each holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Cash-Out Stock Option immediately prior to the Effective Time and (B) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of Company Common Stock subject to such Cash-Out Stock Option, which amount shall be payable to such holder at or as soon as practicable following the Effective Time;

(ii)  each Rollover Stock Option shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be converted at the Effective Time into an option to acquire, on substantially the same terms and conditions as were applicable under such Rollover Stock Option (other than with respect to exercisability prior to vesting or the ability to pay the exercise price by tendering previously owned shares of Company Common Stock), the number of shares of Parent common stock, par value $0.20 per share (“Parent Common Stock”) (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Rollover Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Rollover Stock Option divided by (B) the Exchange Ratio;

(iii)  at the Effective Time, each Restricted Share outstanding immediately prior to the Effective Time that is not a Cash-Out Restricted Share shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and the Restricted Share Holder thereof shall be entitled to receive no consideration, except as further provided in this Section 5.04(a)(iii). Parent shall pay to each Restricted Share Holder promptly, and in no event later than 20 business days after each applicable Lapse Date, the Restricted Share Applicable Amount; provided that if such Restricted Share Holder’s employment with Parent or its affiliates terminates for any reason on or before any such Lapse Date, Parent shall have no obligation to pay, and such Restricted Share Holder shall have no right to receive, such Restricted Share Applicable Amount or the Restricted Share Applicable Amount attributable to any subsequent Lapse Date;

(iv)  each provision in each Benefit Plan and Benefit Agreement providing for the issuance, transfer or grant of any shares of Company Common Stock or any Stock Options, Restricted Shares, purchase rights under the ESPP or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company shall, in accordance with the terms of such Benefit Plan or Benefit Agreement, as applicable, be deleted prior to the Effective Time, and the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Stock Options, Restricted Shares, purchase rights under the ESPP or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company or the Surviving Corporation;

(v)  any shares of Company Common Stock that remain available for issuance pursuant to any Company Stock Plan as of the Effective Time (the “Residual Shares”) shall, in accordance with such Company Stock Plan, be converted at the Effective Time into the number of shares of Parent Common Stock equal to the product of the number of such Residual Shares and the Exchange Ratio (such shares of Parent Common Stock, the “Assumed Shares”); and

(vi)  each Cash-Out Restricted Share outstanding as of the Effective Time shall be converted at the Effective Time into the right to receive an amount in cash equal to the Common Stock Merger Consideration in accordance with Section 2.01(c);

(vii)  as used in this Agreement, the following terms shall have the meanings specified below:

“Cash-Out Restricted Share” means any Restricted Share that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, is a non-employee director, consultant or independent contractor of the Company or any of its Subsidiaries.

“Cash-Out Stock Option” means (a) any Stock Option that is outstanding immediately prior to the Effective Time to the extent vested and unexercised as of immediately prior to the Effective Time (taking into account any acceleration of vesting resulting from the transactions contemplated by this Agreement (alone or in combination with any other event) pursuant to the terms of such Stock Option (or the Company Stock Plan pursuant to which such Stock Option was granted) as in effect on the date of this Agreement), (b) any Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time that has an exercise price per share of Company Common Stock subject to such Stock Option greater than or equal to the Common Stock Merger Consideration and (c) any Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, is a non-employee director, consultant or independent contractor of the Company or any of its Subsidiaries.

“Exchange Ratio” means a fraction, the numerator of which is the Common Stock Merger Consideration and the denominator of which is the average closing price per share of Parent Common Stock on the New York Stock Exchange Composite Transactions Tape on the 20 trading days immediately preceding the date on which the Effective Time occurs.

“Lapse Date” means, with respect to a Restricted Share Holder, any date after the Effective Time on which any Restricted Share held by such Restricted Share Holder immediately prior to the Effective Time would have vested or in respect of which the Company’s right to repurchase would have lapsed, in each case, pursuant to the Company Stock Plans or any other terms of such Restricted Share as in effect immediately prior to the Effective Time.

“Restricted Share Applicable Amount” means, with respect to any Lapse Date, an amount in cash equal to the product of (a) the Common Stock Merger Consideration and (b) the number of Restricted Shares held by the applicable Restricted Share Holder immediately prior to the Effective Time that, on such Lapse Date, would have vested or in respect of which the Company’s right to repurchase would have lapsed pursuant to the Company Stock Plans or any other terms of such Restricted Shares as in effect immediately prior to the Effective Time.

“Restricted Share Holder” means any person who, immediately prior to the Effective Time, is a holder of Restricted Shares that are not Cash-Out Restricted Shares.

“Rollover Stock Option” means any Stock Option other than a Cash-Out Stock Option that is outstanding immediately prior to the Effective Time.

(b)  As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions or take such other actions as may be required so that (i) participation in the ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, (iv) the ESPP shall terminate, effective upon the earlier of the first purchase date following the date of this Agreement and the last trading day before the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the ESPP) or termination of such purchase rights on such last business day (as provided for in the following clause (v)), as applicable, and (v) if the ESPP remains in effect on the last trading day prior to the Effective Time, each purchase right under the ESPP outstanding at such time shall be terminated in exchange for a cash payment equal to the excess of (A) the Common Stock Merger Consideration over (B) 85% of the lesser of (1) the closing price of a share of Company Common Stock on the NASDAQ Global Select Market on the last trading day before the commencement of the last offering period and (2) the closing price of a share of Company Common Stock on the NASDAQ Global Select Market on the last trading day before the Effective Time; provided that the number of purchase rights with respect to which clause (v) shall be applicable shall be subject to the limitations under the ESPP regarding the maximum number and value of shares of Company Common Stock purchasable per participant with respect to any offering period.

(c)  The adjustments provided in Section 5.04(a)(ii) with respect to any Stock Options that are “incentive stock options” (as defined in Section 422 of the Code) are intended to be effected in a manner that is consistent with Section 424(a) of the Code.

(d)  All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of taxes and shall be paid without interest.

(e)  The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 5.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(f)  At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans (other than the ESPP), with the result that Parent may issue the Assumed Shares after the Effective Time pursuant to the exercise of options or other equity awards granted under the Company Stock Plans or any other plan of Parent or any its affiliates.

(g)  As soon as practicable following the Effective Time, Parent shall either (i) prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Rollover Stock Options and/or (ii) assume such Rollover Stock Options under an existing equity incentive plan of Parent or any of its Affiliates with respect to which a registration statement on Form S-8 (or another appropriate form) is currently effective. To the extent permitted by the Federal securities Laws, Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses required thereby) as long as any Rollover Stock Option may remain outstanding.

SECTION 5.05.  Indemnification, Exculpation and Insurance.  (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement and set forth in Section 5.05 of the Company Letter shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation and its successors and assigns to comply with and honor the foregoing obligations.

(b)  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

(c)  Parent shall obtain, or cause to be obtained, as of the Effective Time a “tail” insurance policy with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six‑year period; provided that in no event shall Parent or the Surviving Corporation be required to pay, with respect to the entire six‑year period following the Effective Time, premiums for insurance under this Section 5.05(c) which in the aggregate exceed 300% of the aggregate premiums paid by the Company for the period from June 4, 2015 to, and including, June 4, 2016, for such purpose (which premiums for such period are hereby represented and warranted by the Company to be $370,999); provided that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six-year period following the Effective Time, as may be obtained for such 300% amount.  For the avoidance of doubt, nothing in this Section 5.05(c) shall require Parent to make expenditures exceeding $1,112,997 in the aggregate.  If requested by Parent, the Company shall issue a broker of record letter naming the insurance broker selected by Parent to effect such runoff coverage, and the Company shall provide all cooperation and information reasonably requested by Parent and the selected insurance broker with respect to the procurement of such runoff coverage.

(d)  The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and shall be binding on Parent and the Surviving Corporation and their successors and assigns and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.05 shall survive the consummation of the Merger.

SECTION 5.06.  Fees and Expenses.  (a) Except as expressly set forth in this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Stockholders Agreements and the transactions contemplated by this Agreement, including  transactions contemplated by the Stockholders Agreements, shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)  In the event that (i) after the date of this Agreement, a Takeover Proposal has been made (whether or not conditional and whether or not withdrawn) to the Company or to its stockholders generally or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal (whether or not conditional and whether or not withdrawn) otherwise becomes known to the Company or generally known to the stockholders of the Company and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) and (B) prior to the date that is 12 months after such termination, (x) the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or (y) any Takeover Proposal is consummated (solely for purposes of this Section 5.06(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 10% shall be deemed references to 30%) or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c), then the Company shall pay Parent a fee equal to $26,000,000 (the “Termination Fee”) by wire transfer of same-day funds (A) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (B) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(B), no later than the first to occur of the events referred to in clauses (x) and (y) above, in each case to an account designated by Parent; provided, however that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)  The Company acknowledges that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not have entered into this Agreement.  Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.06 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.06, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.06 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

SECTION 5.07.  Public Announcements.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, shall be in the form heretofore agreed to by the parties.  The Company shall consult with Parent before making, and give Parent a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that these restrictions shall not apply to any Company communications regarding any Takeover Proposal or Adverse Recommendation Change.

SECTION 5.08.  Resignation of Directors and Officers.  At the Closing, if requested by Parent, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of any or all the directors and/or officers of the Company and any Subsidiary of the Company, effective at the Effective Time; provided, that any such resignations of any officer shall not affect such officer’s employment status with the Company or its Subsidiaries.

SECTION 5.09.  Sub and Surviving Corporation Compliance.  Parent shall cause Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement.

SECTION 5.10.  Certain Pre-Closing Actions.  Prior to the Closing, the Company shall take each of the actions set forth in Section 5.10 of the Company Letter.

ARTICLE VI

Conditions Precedent

SECTION 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)  Antitrust.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.  Any other approval or waiting period under any other applicable competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired.

(c)  No Injunctions or Legal Restraints.  No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other Law (collectively, “Legal Restraints”) that restrains, enjoins or otherwise prohibits the consummation of the Merger shall be in effect.

SECTION 6.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of the Company contained herein that are qualified as to materiality or Material Adverse Effect shall be true and correct (as so qualified), and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, in each case other than any failures to be so true and correct that do not make it inadvisable, in the reasonable judgment of Parent, to proceed with the Merger.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)  No Litigation.  There shall not be pending any claim, suit, action or proceeding brought or threatened by any Governmental Entity, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages that are material, individually or in the aggregate, in relation to the value of the Company and its Subsidiaries, taken as a whole, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to directly or indirectly impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Capital Stock or any shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries, including the right to vote Company Capital Stock or the shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries on all matters properly presented to the stockholders of the Company, the Surviving Corporation or any of Parent’s Subsidiaries, respectively, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, or (iv) seeking to (A) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its or Parent’s Subsidiaries or (B) directly or indirectly prevent the Company or its or Parent’s Subsidiaries from operating any of their respective businesses in substantially the same manner as operated by the Company and its or Parent’s Subsidiaries prior to the date of this Agreement, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement.

(d)  Legal Restraint.  No Legal Restraint that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect.

(e)  Consents.  Parent shall have received evidence, in form and substance reasonably satisfactory to it, that Parent or the Company shall have obtained all consents, approvals and waivers set forth in Section 6.02(e) of the Company Letter.

(f)  Credit Agreement. The Company shall have provided Parent with a customary pay-off letter with respect to the Credit Agreement, dated as of April 29, 2014, by and among the Company, the Subsidiary Guarantors party thereto, the lenders from time to time party thereto and Guggenheim Corporate Funding, LLC, as administrative agent, as amended (the “Credit Agreement”), reasonably satisfactory to Parent, which will become effective upon payment of the amount specified in such pay-off letter, as well as executed lien release documents, reasonably satisfactory to Parent, with respect to all Liens granted or incurred pursuant to the Credit Agreement and any related agreement.

(g)  Termination of Certain Company Additional Agreements. The Company shall have provided Parent with evidence reasonably satisfactory to Parent of the termination of the Company Additional Agreements (other than the Merrick Original Consulting Agreement) effective upon Closing.  The Merrick Updated Consulting Agreement shall be in full force and effect and shall not have been further amended.

(h)  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, development, event, condition, occurrence or action that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

SECTION 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.  The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

(b)  Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

SECTION 6.04.  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03, or was caused by such party’s breach of any other provision of this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01.  Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a)  by mutual written consent of Parent, Sub and the Company;

(b)  by either Parent or the Company, if:

(i)  the Merger shall not have been consummated by March 31, 2016 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(ii)  any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

(iii)  the Stockholders Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(c)  by Parent, in the event the Company has delivered an Adverse Recommendation Change Notice or an Adverse Recommendation Change has occurred;

(d)  [RESERVED];

(e)  by Parent, if (i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) either is incapable of being cured or is not cured by the Company by the date that is 30 business days after its receipt of written notice from Parent of such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter, or (ii) if any Legal Restraint having any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect and shall have become final and nonappealable; or

(f)  by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) either is incapable of being cured or is not cured by Parent or Sub by the date that is 30 business days after its receipt of written notice from the Company of such breach or failure or, if capable of being cured by Parent or Sub by such date, Parent or Sub, as the case may be, does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter.

SECTION 7.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(y), the last sentence of Section 5.02(a), Section 5.06, this Section 7.02 and Article VIII and except for any material and intentional breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which material and intentional breach and liability therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.06(b)).

SECTION 7.03.  Amendment.  This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver.  The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

General Provisions

SECTION 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02.  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent or Sub, to:

International Business Machines Corporation
New Orchard Road
Armonk, NY 10504
Facsimile:        (914) 499-7803

Attention:        Kevin J. Reardon
Vice President, Corporate Development

with a copy to:

International Business Machines Corporation
New Orchard Road
Armonk, NY 10504
Facsimile:        (914) 499-6006

Attention:        Gregory C. Bomberger
Vice President and Assistant General Counsel, Corporate Development

and with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Facsimile:                          (212) 474-3700

Attention:   George F. Schoen, Esq.
O. Keith Hallam, Esq.

if to the Company, to:

Merge Healthcare Incorporated
350 North Orleans Street
Chicago, IL  60654
Facsimile:                           (312) 994-9495

Attention: Justin C. Dearborn
Jared Green

with a copy to:

Jenner & Block LLP
353 North Clark Street
Chicago, IL  60654
Facsimile:                          (312) 527-0484

Attention: Mark A. Harris
Brian R. Boch

SECTION 8.03.  Definitions.  For purposes of this Agreement:

(a)  “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;

(b)  “business day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized or obligated by Law or executive order to close;

(c)  as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry of (i) the officer of the Company who has primary responsibility for the subject matter in question if such officer is not listed in Section 8.03(b) of the Company Letter, or (ii) any officer or employee of the Company identified in Section 8.03(b) of the Company Letter;

(d)  “Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) a prohibition of, material impediment to or material delay in the consummation by the Company of the Merger or the other transactions contemplated by this Agreement or (iii) a material impairment on the ability of Parent and its Subsidiaries to continue operating the business of the Company and its Subsidiaries after the Closing in substantially the same manner as it was operated immediately prior to the date of this Agreement; provided, however, that in no event shall any of the following events, effects or circumstances, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect: (A) any change in general economic, business, financial, credit or market conditions that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in their industry; (B) any change in GAAP or applicable Law or the interpretation thereof that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in their industry in the United States; (C) any act of terrorism, war (whether or not declared), natural disaster or any national or international calamity affecting the United States that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in their industry in the United States; (D) any failure to meet internal or published projections, forecasts, or revenue or earnings predictions for any period (provided that the underlying causes of such failures may constitute or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect); (E) any change in the price or trading volume of the Company Capital Stock in and of itself (provided that the underlying causes of such change may constitute or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect) or (F) the announcement of this Agreement or the transactions contemplated hereby, including any loss of employees or customers resulting from the publication of this Agreement or the identity of Parent or any of its affiliates as the acquirer of the Company (provided that the exceptions in this clause (F) shall not apply to the representations made in the fifth and final sentences of Section 3.01(d) and shall not apply to clause (ii) above) or (G) any action or omission of the Company or any of its Subsidiaries taken with the prior written consent of Parent;

(e)  “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity; and

(f)  a “Subsidiary” of any person means any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

SECTION 8.04.  Exhibits; Interpretation.  The headings contained in this Agreement or in any Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.  For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.  Except as otherwise provided, any information “made available” to Parent by the Company or its Subsidiaries shall include only that information contained in such documents stored on the hard disk reflecting the contents of that certain virtual data room maintained by the Company through Ansarada and that Parent’s representatives have been granted access to as of 6:00 p.m., New York City time, on August 5, 2015, a copy of which has been provided to Parent prior to the date of this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented.  References to a person are also to its permitted successors and assigns.

SECTION 8.05.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or PDF), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.06.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (a) together with any Exhibit hereto and the Company Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement and the Stockholders Agreements, and (b) except for the provisions of Section 5.05, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

SECTION 8.07.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

SECTION 8.08.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Sub may assign, in their sole discretion, any or all their rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve the assigning party of any of its obligations under this Agreement if such assignee does not perform such obligations.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8.09.  Consent to Jurisdiction; Service of Process; Venue.  Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or the Merger or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts).  Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger or any of the other transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.10.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

SECTION 8.11.  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 8.12.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.

SECTION 8.13.  Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective signatories thereunto duly authorized, all as of the date first written above.

INTERNATIONAL BUSINESS
MACHINES CORPORATION,

by
/s/ Kevin Reardon
	Name:	Kevin Reardon
	Title:	VP, Corporate Development

DATONG ACQUISITION CORP.,

by
/s/ George Kotlarz
	Name:	George Kotlarz
	Title:	President

MERGE HEALTHCARE
INCORPORATED,

by
/s/ Justin C. Dearborn
	Name:	Justin C. Dearborn
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is Merge Healthcare Incorporated.

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801 and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent permitted by the law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this ARTICLE VIII shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this ARTICLE VIII shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

ARTICLE IX

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this ARTICLE IX shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

2

The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

3

EXHIBIT B

[See attached]

August 6, 2015

Merrick Ventures, LLC
320 N. Orleans Street, 10th Floor
Chicago, IL 60654

Re:	Consulting Agreement

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Consulting Agreement (as amended, the “Consulting Agreement”), dated as of May 29, 2015, by and between Merge Healthcare Incorporated, a Delaware corporation (the “Company”), and Merrick Ventures, LLC, a Delaware limited liability company (“Merrick”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Consulting Agreement.  This letter agreement (this “Agreement”) shall amend the terms of the Consulting Agreement, as set forth below.

Now, therefore, Merrick and the Company hereby agree as follows.

1.            Fees and Expenses. The following is added to the end of Section 4 of the Consulting Agreement as a new paragraph:

“Notwithstanding anything in the Consulting Agreement to the contrary, the Fee will not be paid or payable in connection with the execution and delivery of the that certain Agreement and Plan of Merger by and among International Business Machines Corporation (“IBM”), Datong Acquisition Corp. and the Company, dated as of the date hereof, as such agreement may be amended, modified and waived from time to time in accordance with its terms (the “Merger Agreement”) or consummation of the transactions contemplated thereby; provided, that the foregoing shall only be effective with respect to the Merger (as defined in the Merger Agreement) if and when consummated and no other transaction.  In consideration of the foregoing, whether or not the Merger is consummated, the Company hereby agrees to pay by wire transfer of immediately available funds upon written request of Merrick all reasonable, actual and documented expenses (including attorneys’ fees and expenses) incurred by Merrick or its Affiliates (as defined in the Merger Agreement) (the “Transaction Expenses”) in connection with the Merger Agreement, this Agreement, any other agreement between Merrick and its Affiliates and the Company, any agreement between Merrick, Michael W. Ferro, Jr. and their respective Affiliates and IBM and the transactions contemplated thereby.”

2.            Entire Agreement.  This Agreement embodies the entire agreement between the Parties with respect to the amendment of the Consulting Agreement. In the event of any conflict or inconsistency between the provisions of the Consulting Agreement and this Agreement, the provisions of this Agreement shall control and govern.

3.            No Other Amendments.  Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Consulting Agreement remain in full force and effect.

4.            Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of the Parties bind and inure to the benefit of their respective successors and assigns whether so expressed or not.

5.            Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but which together shall constitute one instrument.

6.            Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the United States and the State of Delaware, exclusive of its conflicts of laws provisions.

Please confirm our mutual understanding by signing and returning to the Company a copy of this Agreement.

Very truly yours,

MERGE HEALTHCARE INCORPORATED

By:	/s/ Justin C. Dearborn
Name:	Justin C. Dearborn
Title:	Chief Executive Officer

Agreed and accepted as of the date first written above:
MERRICK VENTURES, LLC

By:	/s/ Michael W. Ferro, Jr.

Name:	Michael W. Ferro, Jr.
Title:	Chief Executive Officer